Execution Version 14442612v10 689830-1 Deal CUSIP: 00185GAM3 Term Loan CUSIP: 00185GAN1 CREDIT AGREEMENT dated as of January 5, 2026 among A. O. SMITH CORPORATION, THE LENDERS PARTY HERETO and BANK OF AMERICA, N.A., as Administrative Agent BMO BANK N.A. and JPMORGAN CHASE BANK, N.A., as Co-Syndication Agents U.S. BANK NATIONAL ASSOCIATION and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Co-Documentation Agents BOFA SECURITIES, INC., BMO CAPITAL MARKETS CORP. and JPMORGAN CHASE BANK, N.A., as Joint Lead Arrangers and Joint Bookrunners

TABLE OF CONTENTS

		Page
SECTION 1.	**DEFINITIONS**	**1**
1.1	Certain Defined Terms	1
1.2	Other Interpretive Provisions	21
1.3	Accounting Principles	22
1.4	Divisions	23
1.5	Rates	23
1.6	Certain Calculations	24
SECTION 2.	**THE CREDITS**	**24**
2.1	Term Loan	24
2.2	Loan Accounts	24
2.3	Procedure for Borrowings	24
2.4	Conversion and Continuation Elections for Borrowings	25
2.5	[Reserved]	26
2.6	[Reserved]	26
2.7	[Reserved]	26
2.8	[Reserved]	26
2.9	Termination of the Commitments	26
2.10	Optional Prepayments	26
2.11	[Reserved.]	26
2.12	Repayment	26
2.13	Interest	26
2.14	Fees	28
2.15	Computation of Fees and Interest	28
2.16	Payments by the Borrower	28
2.17	Payments by the Lenders	29
2.18	Sharing of Payments, Etc	29
2.19	Pro Rata Treatment	30
2.20	Limitations on Interest Periods	30
2.21	[Reserved]	30
2.22	[Reserved]	30
2.23	Defaulting Lenders	30
SECTION 3.	**TAXES, YIELD PROTECTION AND ILLEGALITY**	**31**
3.1	Taxes	31
3.2	Illegality	35
3.3	Increased Costs and Reduction of Return	36
3.4	Funding Losses	36
3.5	Availability of Types of Borrowings; Adequacy of Interest Rates	37
3.6	Certificates of Lenders	39
3.7	Substitution of Lenders	39
3.8	Survival	40
SECTION 4.	**CONDITIONS PRECEDENT**	**40**

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4.1	Conditions of Initial Credit Extension	40
4.2	Conditions to All Loans	41
SECTION 5.	**REPRESENTATIONS AND WARRANTIES**	**41**
5.1	Corporate Existence and Power	41
5.2	Authorization; No Contravention	42
5.3	Authorization	42
5.4	Binding Effect	42
5.5	Litigation	42
5.6	[Reserved.]	43
5.7	ERISA Compliance	43
5.8	Use of Proceeds	43
5.9	[Reserved.]	43
5.10	Taxes	44
5.11	Financial Condition	44
5.12	Environmental Matters	44
5.13	Regulated Entities	44
5.14	[Reserved.]	44
5.15	[Reserved.]	44
5.16	Anti-Corruption Laws and Sanctions	44
5.17	Full Disclosure	45
5.18	Affected Financial Institutions	45
SECTION 6.	**AFFIRMATIVE COVENANTS**	**45**
6.1	Financial Statements	45
6.2	Certificates; Other Information	46
6.3	Notices	47
6.4	Preservation of Corporate Existence, Etc	48
6.5	Insurance	48
6.6	Compliance With Laws	48
6.7	Compliance With ERISA	48
6.8	Inspection of Property; Books and Records	49
6.9	Payment of Taxes	49
6.10	Use of Proceeds	49
6.11	[Reserved.]	50
6.12	[Reserved.]	50
6.13	[Reserved.]	50
6.14	Most Favored Lender Status	50
SECTION 7.	**NEGATIVE COVENANTS**	**50**
7.1	Limitation on Liens	50
7.2	Consolidations and Mergers	52
7.3	Sales of Assets	52
7.4	Hedging Obligations	53
7.5	[Reserved]	53
7.6	[Reserved.]	53
7.7	[Reserved.]	53

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7.8	Maximum Leverage Ratio	53
7.9	Minimum Interest Coverage	53
7.10	Limitation on Material Subsidiary Debt	53
SECTION 8.	**EVENTS OF DEFAULT**	**53**
8.1	Event of Default	53
8.2	Remedies Upon Event of Default	55
8.3	Application of Funds	56
8.4	Rights Not Exclusive	56
SECTION 9.	**THE ADMINISTRATIVE AGENT**	**56**
9.1	Appointment and Authorization	56
9.2	Rights as a Lender	56
9.3	Exculpatory Provisions	57
9.4	Reliance by Administrative Agent	58
9.5	Delegation of Duties	58
9.6	Resignation of Administrative Agent	58
9.7	Non-Reliance on Agents and Other Lenders	59
9.8	No Other Duties	59
9.9	Administrative Agent May File Proofs of Claim	59
9.10	Certain ERISA Matters	60
9.11	Erroneous Payments	61
SECTION 10.	**[RESERVED.]**	**63**
SECTION 11.	**MISCELLANEOUS**	**63**
11.1	Amendments and Waivers	63
11.2	Notices	66
11.3	No Waiver; Cumulative Remedies	67
11.4	Costs and Expenses	67
11.5	Indemnification	67
11.6	Payments Set Aside	69
11.7	USA PATRIOT Act and Beneficial Ownership Notice	69
11.8	Successors and Assigns	69
11.9	Confidentiality	73
11.10	Set-off	74
11.11	Notification of Addresses, Lending Offices, Etc	74
11.12	[Reserved.]	75
11.13	Severability	75
11.14	No Third Parties Benefited	75
11.15	Governing Law and Jurisdiction	75
11.16	Jury Trial	75
11.17	Judgment Currency	75
11.18	Entire Agreement	76
11.19	[Reserved]	76
11.20	Electronic Execution; Electronic Records; Counterparts	76

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iv 14442612v10 11.21 Acknowledgement and Consent to Bail-In of Affected Financial Institutions..............................................................................................................77 11.22 Acknowledgement Regarding Any Supported QFCs ............................................77 11.23 Several Obligations ................................................................................................78 11.24 Headings ................................................................................................................78 11.25 No Advisory or Fiduciary Responsibility ..............................................................78

i 14442612v10 SCHEDULES Schedule 1.1 Pricing Schedule Schedule 2.1 Commitments and Pro Rata Shares Schedule 5.5 Litigation Schedule 5.7 ERISA Schedule 5.12 Environmental Matters Schedule 7.1 Existing Liens Schedule 7.10 Existing Debt Schedule 11.2 Addresses for Notices EXHIBITS Exhibit A Form of Notice of Borrowing Exhibit B Form of Notice of Conversion/Continuation Exhibit C Form of Assignment and Assumption Exhibit D Form of Promissory Note Exhibit E Form of Compliance Certificate Exhibits F-1-4 Forms of U.S. Tax Compliance Certificate Exhibit G Form of Notice of Loan Prepayment

14442612v10 689830-1 CREDIT AGREEMENT This CREDIT AGREEMENT entered into as of January 5, 2026, is among A. O. SMITH CORPORATION, a Delaware corporation (the “Company” or the “Borrower”), the several financial institutions from time to time party to this Agreement (collectively the “Lenders”; individually each a “Lender”), and BANK OF AMERICA, N.A., as Administrative Agent (as defined below). WHEREAS, the Company has requested that the Lenders make a term loan to the Company; and WHEREAS, the Lenders have agreed to make such term loan to the Company on the terms and subject to the conditions set forth herein; NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties covenant and agree as follows: SECTION 1. DEFINITIONS 1.1 Certain Defined Terms. The following terms have the following meanings: “Acquisition” means, with respect to any Person, the purchase or other acquisition by such Person, by any means whatsoever (including by merger, amalgamation or consolidation (where the Company or any of its Subsidiaries is ultimately the surviving or continuing entity), devise, bequest, gift, through a dividend or otherwise), of (a) stock of, or other equity securities of, any other Person if, immediately thereafter, such other Person would be a Subsidiary of such Person, (b) any business, going concern or division or segment of any other Person, or (c) the property of any other Person other than in the ordinary course of business, provided, however, that no acquisition of substantially all of the assets of such other Person shall be deemed to be in the ordinary course of business. “Acquired” shall have a correlative meaning. Notwithstanding the foregoing, “Acquisition” shall not include any transaction or series of related transactions solely among the Company and/or one or more of its Subsidiaries. “Acquisition Indebtedness” means any Debt of the Company or any of its Subsidiaries that has been issued for the purpose of financing, in whole or in part, a Material Acquisition and any related transactions or series of related transactions (including for the purpose of refinancing or replacing all or a portion of any pre-existing Debt of the Company, any of its Subsidiaries or the person(s) or assets to be acquired); provided that (a) the release of the proceeds thereof to the Company and its Subsidiaries is contingent upon the consummation of such Material Acquisition and, pending such release, such proceeds are held in escrow (and, if the definitive agreement (or, in the case of a tender offer or similar transaction, the definitive offer document) for such acquisition is terminated prior to the consummation of such Material Acquisition or if such Material Acquisition is otherwise not consummated by the date specified in the definitive documentation relating to such Debt, such proceeds shall be promptly applied to satisfy and discharge all obligations of the Company and its Subsidiaries in respect of such Debt) or (b) such Debt contains a “special mandatory redemption” provision (or other similar provision) or otherwise permits or requires such Debt to be redeemed or prepaid if such Material Acquisition is not consummated by the date specified in the definitive documentation relating to such Debt (and if the definitive agreement (or, in the case of a tender offer or similar transaction, the definitive offer document) for such Material Acquisition is terminated in accordance with its terms prior to the consummation of such Material Acquisition or such Material Acquisition is otherwise not consummated by the date specified in the definitive documentation relating to such Debt, such Debt is so redeemed or prepaid within 90 days of such termination or such specified date, as the case may be).

2 14442612v10 “Additional Covenant” shall mean each of the following provisions of each Senior Note Purchase Agreement as in effect on April 1, 2021: (a) Section 6A(1) (Minimum Interest Coverage) (including, without limitation, any ratios set forth therein); (b) Section 6A(2) (Funded Debt to Consolidated Total Capitalization) (including, without limitation, any ratios set forth therein); (c) the definition of each defined term applicable to the calculation of the ratios contemplated by either of the foregoing provisions; and (d) the definition of “Material Subsidiary”. “Adjusted Covenant Period” has the meaning assigned to such term in Section 7.8. “Administrative Agent” means Bank of America (including its branches and affiliates) in its capacity as administrative agent for the Lenders hereunder, and any successor thereto in such capacity arising under Section 9.6. “Administrative Agent’s Office” means the address for payments to the Administrative Agent set forth on Schedule 11.2 or such other address as the Administrative Agent may from time to time specify. “Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent. “Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution. “Affected Lender” has the meaning assigned to such term in Section 3.7. “Affiliate” means, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities or membership interests, by contract, or otherwise. “Agent-Related Persons” means the Administrative Agent, any successor to the Administrative Agent in such capacity, the Affiliates of the Administrative Agent, and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates. “Agreement” means this Credit Agreement. “Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Company or its Subsidiaries from time to time concerning or relating to bribery or corruption. “Applicable Margin” means the applicable percentage set forth in Schedule 1.1 opposite the Leverage Ratio as of the end of the immediately preceding fiscal quarter or fiscal year. Adjustments, if any, to the Applicable Margin shall be effective from and after the date that is five Business Days after the date on which the related Compliance Certificate for such fiscal quarter or fiscal year, as applicable, is scheduled to be delivered. For the avoidance of doubt, the Applicable Margin as in effect under this Agreement immediately prior to the Effective Date shall be applicable to all interest accruing prior to the Effective Date. “Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

3 14442612v10 “Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.8), and accepted by the Administrative Agent, in substantially the form of Exhibit C or any other form approved by the Administrative Agent. “Attorney Costs” means and includes all reasonable attorneys’ fees and charges. “Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution. “Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings). “Bank of America” means Bank of America, N.A. “Bankruptcy Plan” means any plan of reorganization or plan of liquidation pursuant to any Debtor Relief Laws. “Base Rate” means for any day a fluctuating rate of interest per annum equal to the highest of (a) the Federal Funds Rate plus 0.50%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” and (c) Term SOFR plus 1.00%, subject to the interest rate floors set forth therein; provided that if the Base Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change. If the Base Rate is being used as an alternate rate of interest pursuant to Section 3.5 hereof, then the Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. “Base Rate Loan” means a Loan that bears interest based on the Base Rate. “Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation. “Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230. “Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan.” “BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. § 1841(k)) of such party.

4 14442612v10 “Borrower” means the Company. “Borrowing” means a borrowing hereunder consisting of Loans made to the Borrower on the same day by the Lenders under Section 2.1 and of the same Type, and, in the case of Term SOFR Loans, having the same Interest Period. “Borrowing Date” means any date on which a Borrowing occurs under Section 2.3. “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located. “Capital Adequacy Regulation” means (i) the risk-based capital guidelines in effect in the United States on the Effective Date, including transition rules, and (ii) the corresponding capital regulations promulgated by regulatory authorities outside the United States, including transition rules, and, in each case, any amendments to such regulations. “Capital Lease” means, at any time, subject to Section 1.3(c), a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP. “Capitalized Lease Obligations” means, with respect to any Person, all outstanding obligations of such Person in respect of Capital Leases, taken at the capitalized amount thereof accounted for as indebtedness in accordance with GAAP. “Change of Control” means any of the following events: (a) any Person or group (within the meaning of Rule 13d-5 of the SEC under the Exchange Act as in effect on the Effective Date, but excluding (i) any employee benefit plan of such Person or its Subsidiaries, and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan, and (ii) any Permitted Holders) shall become the Beneficial Owner (as defined in Rule 13d-3 of the SEC under the Exchange Act as in effect on the Effective Date) of 30% or more (by number of votes) of the Voting Stock; or (b) a majority of the members of the Board of Directors of the Company shall cease to be Continuing Members (other than as a result of the death or disability of a Continuing Member so long as there has not been an opportunity to replace such Continuing Member). “Change of Law” means the occurrence after the Effective Date (or, in the case of any Lender that becomes a Lender after the Effective Date, the occurrence after the date such Lender becomes a Lender) of any of the following: the adoption of any Law, any change in any Law or the application or requirements thereof (whether such change occurs in accordance with the terms of such Law as enacted, as a result of amendment or otherwise), any change in the interpretation or administration of any Law by any Governmental Authority, or compliance by any Lender with any request or directive (whether or not having the force of law) of any Governmental Authority, provided that (a) notwithstanding anything herein to the contrary but subject to clause (b) below, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, regulations, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change of Law”, regardless of the date enacted, adopted or issued, and (b) notwithstanding

5 14442612v10 anything herein to the contrary, “Change of Law” shall exclude any change of the type described above that is merely proposed and not binding. “CME” means CME Group Benchmark Administration Limited. “Code” means the U.S. Internal Revenue Code of 1986. “Commitment” means, as to each Lender, its obligation to make Loans to the Borrower pursuant to Section 2.1, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.1 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. As of the Effective Date, the Commitment of all of the Lenders is $470,000,000. “Communication” means this Agreement, any Loan Document and any document, any amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to any Loan Document. “Company” has the meaning assigned to such term in the Preamble. “Competitor” means any competitor of the Company or any of its Subsidiaries that is in one or more of the same or similar lines of business as the Company or any of its Subsidiaries. “Compliance Certificate” means a certificate substantially in the form of Exhibit E. “Conforming Changes” means, with respect to the use, administration of or any conventions associated with SOFR or any proposed Successor Rate or Term SOFR, as applicable, any conforming changes to the definitions of “Base Rate”, “SOFR”, “Term SOFR” and “Interest Period”, the timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters (including, for the avoidance of doubt, the definitions of “Business Day” and “U.S. Government Securities Business Day”, the timing of borrowing requests or prepayment, conversion or continuation notices and length of lookback periods) as may be appropriate, as determined by the Administrative Agent, in consultation with the Company, to reflect the adoption and implementation of such applicable rate(s) and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines, in consultation with the Company, that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such rate exists, in such other manner of administration as the Administrative Agent determines is reasonably necessary in connection with the administration of this Agreement and any other Loan Document). “Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes. “Consolidated EBITDA” means, for any period, for the Company and its Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income for such period plus (a) the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Charges for such period, (ii) the provision for federal, state, local and foreign income taxes (including franchise taxes based upon income) payable by the Company and its Subsidiaries for such period, (iii) the amount of depreciation and amortization expense deducted in determining such Consolidated Net Income, (iv) other non-cash charges, losses and expenses and other non-cash items, (v) the amount of fees, costs and expenses incurred in connection with any acquisition, any disposition, any investment, any incurrence, issuance, repayment,

6 14442612v10 amendment or modification of Debt (including make-whole amounts, prepayment premiums and similar amounts) or any issuance, redemption or other retirement of equity interests during such period, (vi) the amount of (1) any restructuring, impairment and/or settlement charges and expenses, (2) any casualty or condemnation event, (3) any pension buyout and any related losses, charges, costs and expenses and (4) any losses, charges and expenses in respect of discontinued operations, in each case incurred during such period, (vii) the amount of any other non-recurring and/or unusual costs, expenses, losses, charges or similar items incurred during such period, up to an aggregate amount per four consecutive fiscal quarters equal to the greater of (A) $50,000,000 and (B) an amount equal to 10% of Consolidated EBITDA for such period (as calculated without giving effect to this clause (vii)), and (viii) with respect to each Acquisition, demonstrable cost savings and cost synergies (in each case, net of continued associated expenses) that, as of the date of calculation with respect to such period, are anticipated by the Company in good faith to be realized within 18 months following such Acquisition, net of the amount of any such cost savings and cost synergies otherwise included, or added back, pursuant to this definition, provided that (A) the amount added back under this clause (viii) with respect to any period may not exceed 10% of Consolidated EBITDA for such period (as calculated without giving effect to this clause (viii)), (B) such cost savings and cost synergies have been reasonably detailed by the Company in the applicable Compliance Certificate furnished by the Company pursuant to Section 6.2(a), and (C) if any cost savings or cost synergies included in any pro forma calculations based on the anticipation that such cost synergies or cost savings will be achieved within such 18-month period shall at any time cease to be reasonably anticipated by the Company to be so achieved, then on and after such time pro forma calculations required to be made hereunder shall not reflect such cost synergies or cost savings and minus (b) any cash payments made during such period in respect of the item described in clause (iv) above subsequent to the fiscal quarter in which the relevant non-cash charge, loss or expense or other non-cash item, as applicable, was incurred; provided, however, that pro forma credit shall be given for the Consolidated EBITDA of any Person (or identifiable business units or divisions) acquired during the applicable period as if owned on the first day of the applicable period; Persons (or identifiable business units or divisions) sold, transferred or otherwise disposed of during any period will be treated as if not owned during the entire applicable period. “Consolidated Interest Charges” means, for any period, the sum of (a) all interest expense of the Company and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP and (b) to the extent not included in clause (a), the consolidated yield or discount accrued during such period on all Securitization Obligations. “Consolidated Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDA for the period of the four prior fiscal quarters ending on such date to (b) Consolidated Interest Charges for such period, to the extent paid in cash and after giving effect to net receipts under interest rate hedging arrangements; provided, however that the Consolidated Interest Charges attributable to Persons (or identifiable business units or divisions) sold, transferred or otherwise disposed of during such period shall be excluded, and the Consolidated Interest Charges attributable to Persons (or identifiable business units or divisions) acquired during such period shall be included as if owned on the first day of such period. “Consolidated Net Income” means, for any period, for the Company and its Subsidiaries on a consolidated basis, the net income of the Company and its Subsidiaries (excluding gains and losses that, in each case, are unusual in nature and infrequently occurring under GAAP) for that period. “Consolidated Net Worth” means the Company’s consolidated stockholders’ equity, including noncontrolling interests, but excluding (i) any accumulated other comprehensive income or loss and (ii) the non-cash effects of Accounting Standards Codification Topic 715, Compensation—Retirement Benefits (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect), arising from the termination of any pension plan or change in pension accounting method.

7 14442612v10 “Continuing Member” means a member of the Board of Directors of the Company who (a) was a member of the Company’s Board of Directors on the Effective Date and has been such continuously thereafter, (b) became a member of such Board of Directors after the Effective Date and whose election or nomination for election was approved by a vote of the majority of the members of the Company’s Board of Directors who were then Continuing Members or by a nominating or similar committee of the Board of Directors by a vote of the majority of the members of such committee who were then Continuing Members, or (c) became a member of such Board of Directors after the Effective Date and whose election or nomination for election was approved by Permitted Holders. “Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement to which such Person is a party or by which it or any of its property is bound. “Conversion/Continuation Date” means any date on which, under Section 2.4, the Borrower (a) converts Loans of one Type to the other Type or (b) continues as Term SOFR Loans, but with a new Interest Period, Term SOFR Loans having an Interest Period expiring on such date. “Covered Entity” means any of the following: (a) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (b) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (c) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b). “Covered Party” has the meaning set forth in Section 11.22. “Credit Extension” means the making of any Loan. “Daily Simple SOFR” with respect to any applicable determination date means the SOFR published on such date on the Federal Reserve Bank of New York’s website (or any successor source). “Debt” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money and all mandatory purchase, redemption or other retirement obligations of such Person in respect of its mandatorily redeemable preferred stock; (b) all obligations issued, undertaken or assumed by such Person as the deferred purchase price of property or services (other than (i) trade and similar accounts payable and accrued expenses, in each case arising in the ordinary course of business and, in the case of accounts payable, on ordinary terms, (ii) accrued pension cost, employee compensation and benefits and postretirement health care obligations arising in the ordinary course of business, and (iii) obligations in respect of customer advances); (c) all non-contingent reimbursement or payment obligations of such Person with respect to letters of credit, other than trade letters of credit; (d) all obligations of such Person evidenced by notes, bonds, debentures or similar instruments; (e) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement (other than an operating lease), or incurred as financing, in either case with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (f) all Capitalized Lease Obligations of such Person; (g) all indebtedness of the types referred to in clauses (a) through (f) above secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including accounts

8 14442612v10 and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt, provided that the amount of any such Debt shall be deemed to be the lesser of the face principal amount thereof and the fair market value of the property subject to such Lien; (h) all net Hedging Obligations of such Person; and (i) all Guaranty Obligations of such Person in respect of indebtedness or obligations of others of the type referred to in clauses (a) through (f) above; provided, however, that Debt shall not include (i) indebtedness owing to the Company by any Subsidiary of the Company or indebtedness owing to any Subsidiary of the Company by the Company or any other Subsidiary of the Company; (ii) performance bonds or performance guaranties (or bank guaranties or letters of credit in lieu thereof); (iii) earnouts and holdbacks in connection with acquisitions that are contingent on the performance of the business (but excluding, for the avoidance of doubt, any indebtedness described in clause (e) above); (iv) legally defeased, discharged and/or redeemed Debt; provided that funds in an amount equal to all such Debt (including interest and any other amounts required to be paid to the holders thereof in order to give effect to such defeasance, discharge and/or redemption) have been irrevocably deposited with a trustee or other comparable escrow agent for the benefit of the relevant holders of such Debt) and (v) interest, fees, make-whole amounts, premium, charges or expenses, if any, relating to the principal amount of Debt. The amount of Debt of the Company and its Subsidiaries shall be calculated without duplication of Guaranty Obligations of the Company or any of its Subsidiaries in respect thereof. “Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, arrangement, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally. “Default Rate” means, when used with respect to Obligations, an interest rate equal to the rate otherwise applicable to such Obligations plus 2% per annum, in such case to the fullest extent permitted by applicable Law. “Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. § 252.81, 47.2 or 382.1, as applicable. “Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Loans required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless such amount is the subject of a good faith dispute (specifically identified), (c) has notified the Borrower, the Administrative Agent or any other Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply or has failed to comply with its funding obligations under this Agreement or under other agreements in which it commits or is obligated to extend credit, (d) has failed, within three Business Days after request by the Administrative Agent or the Company, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations to fund prospective Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (d) upon the Administrative Agent’s or the Company’s receipt of such certification in form and substance satisfactory to it, (e) has become or is insolvent or has become the subject of a bankruptcy or insolvency proceeding, or had had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or (f) has become the subject of a Bail-In Action. “Deteriorating Lender” means (a) any Lender that is a Defaulting Lender or (b) any Lender as to which (i) the Administrative Agent has a good faith belief that such Lender has defaulted in fulfilling its obligations under other syndicated credit facilities other than as a result of a bona fide dispute or (ii) an

9 14442612v10 entity that controls such Lender becomes subject to (a) a receivership, bankruptcy or other similar proceeding or (b) a Bail-In Action. For the purpose of this definition, “control” of any Lender shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise. “Disposition” has the meaning assigned to such term in Section 7.3. “Disqualified Institution” means, on any date, (a) any Person designated by the Company as a “Disqualified Institution” by written notice delivered to the Administrative Agent on or prior to the Effective Date and (b) any other Person that is a Competitor of the Company or any of its Subsidiaries, which Person has been designated by the Company as a “Disqualified Institution” by written notice to the Administrative Agent and the Lenders (including by posting such notice to the Lenders by electronic communication in accordance with Section 11.2(b)) not less than five (5) Business Days prior to such date; provided that (i) “Disqualified Institutions” shall exclude any Person that the Company has designated as no longer being a “Disqualified Institution” by written notice delivered to the Administrative Agent from time to time, and (ii) no supplement delivered pursuant to clause (b) above shall apply retroactively to disqualify any Persons that have previously acquired an assignment or participation interest in any Loan (but solely with respect to such Loan) in accordance with this Agreement. “Disregarded Entity” means an entity that, pursuant to Treas. Reg. § 301.7701-2(c)(2), is disregarded for U.S. federal income tax purposes as an entity separate from its owner. “Dollars” and “$” each mean lawful money of the United States. “Domestic Subsidiary” means any Subsidiary other than a Foreign Subsidiary. “DQ List” has the meaning assigned to such term in Section 11.8(l). “EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country that is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country that is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country that is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent. “EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway. “EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution. “Effective Date” means January 5, 2026, to the extent used in any Loan Documents. “Electronic Copy” has the meaning assigned to such term in Section 11.20. “Electronic Record” and “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time. “Eligible Assignee” means a Person that is (a) a Lender, an Affiliate of a Lender, an Approved Fund, or any other Person (other than a natural person or holding company, investment vehicle or trust for,

10 14442612v10 or owned and operated for the benefit of, a natural Person) approved by (i) the Administrative Agent and (ii) unless an Event of Default has occurred and is continuing, the Company (such approval not to be unreasonably withheld or delayed, provided that the Company shall be deemed to have consented to such Person unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof), and (b) (i) a commercial bank, savings and loan association or savings bank organized under the laws of the United States, or any state thereof, and having a combined capital and surplus of at least $500,000,000, (ii) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development (the “OECD”), or a political subdivision of any such country, and having a combined capital and surplus of at least $500,000,000; provided that such bank is acting through a branch or agency located in the country in which it is organized or another country which is also a member of the OECD, (iii) a finance company, insurance company or other financial institution that is engaged in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business and having total assets in excess of $500,000,000, or (iv) a Person that is primarily engaged in the business of commercial lending and that is (x) a Subsidiary of a Lender, (y) a Subsidiary of a Person of which a Lender is a Subsidiary, or (z) a Person of which a Lender is a Subsidiary; provided that notwithstanding the foregoing, “Eligible Assignee” shall not include (1) the Company or any of the Company’s Affiliates or Subsidiaries or (2) any Defaulting Lender. For the avoidance of doubt, any Disqualified Institution shall be subject to the provisions of Section 11.8 relating to Disqualified Institutions. “Environmental Claims” means all claims, however asserted, by any Governmental Authority or other Person alleging potential liability or responsibility for violation of any Environmental Law, or for release or injury to the environment. “Environmental Laws” means all federal, state, district, local, municipal and foreign laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authorities, in each case relating to environmental and land use matters. “ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended. “ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Company within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code). “ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Company or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a substantial cessation of operations which is treated as such a withdrawal; (c) a complete or partial withdrawal by the Company or any ERISA Affiliate from a Multiemployer Plan; (d) the filing of a notice of intent to terminate a Pension Plan that has any Unfunded Pension Liability, the treatment of a Pension Plan amendment as a termination under Section 4041 of ERISA, the receipt by the Company or any ERISA Affiliate of notice of termination of a Multiemployer Plan under Section 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate or appoint a trustee to administer a Pension Plan or, to the knowledge of the Company or any ERISA Affiliate, a Multiemployer Plan; (e) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or, to the knowledge of the Company or any ERISA Affiliate, any Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Company or any ERISA Affiliate. “Erroneous Payment” has the meaning assigned to such term in Section 9.11(a) hereof.

11 14442612v10 “Erroneous Payment Deficiency Assignment” has the meaning assigned to such term in Section 9.11(d)(i). “Erroneous Payment Impacted Class” has the meaning assigned to such term in Section 9.11(d)(i). “Erroneous Payment Return Deficiency” has the meaning assigned to such term in Section 9.11(d)(i). “Erroneous Payment Subrogation Rights” has the meaning assigned to such term in Section 9.11(e). “EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time. “Event of Default” has the meaning assigned to such term in Section 8.1. “Exchange Act” means the Securities Exchange Act of 1934. “Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender with respect to a Loan or Commitment extended to the Borrower, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Company under Section 3.7) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.1, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.1(g) and (d) any U.S. federal withholding Taxes imposed under FATCA. “FATCA” means Sections 1471 through 1474 of the Code, as of the Effective Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities entered into in connection with the implementation of the foregoing. “Federal Funds Rate” means, for any day, the rate per annum calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate; provided that if the Federal Funds Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement. “Fee Letter” means that certain Fee Letter, dated December 1, 2025, by and among Bank of America, N.A., BofA Securities, Inc. and the Company. “Floor” means 0%.

12 14442612v10 “Foreign Lender” means a Lender that is neither a Disregarded Entity nor a U.S. Person, and a Lender that is a Disregarded Entity and that is treated for U.S. federal income tax purposes as having as its sole owner a Person that is not a U.S. Person. “Foreign Subsidiary” means any Subsidiary that (i) is organized under the laws of a jurisdiction other than the United States or a State thereof and (ii) does substantially all of its business outside of the United States. “FRB” means the Board of Governors of the Federal Reserve System, and any Governmental Authority succeeding to any of its principal functions. “Fund” means any Person (other than a natural person or holding company, investment vehicle or trust for, or owned and operated for the benefit of, a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business. “Funded Debt” means, at any time, the sum (determined on a consolidated basis and without duplication) of the principal amount of (i) all Debt of the Company and its Subsidiaries of the types described in clauses (a), (b), (d), (e), (f) and (g) of the definition of Debt, (ii) all non-contingent reimbursement obligations of the Company and its Subsidiaries with respect to letters of credit (other than trade letters of credit) issued for the account of the Company or any Subsidiary to support, and all Guaranty Obligations of the Company and its Subsidiaries in respect of, Funded Debt of any Person other than the Company or a Subsidiary and (iii) to the extent not included in clause (i) above, all Securitization Obligations of the Company and its Subsidiaries. “Funded Net Debt” means, at any time, Funded Debt of the Company and its Subsidiaries, minus (x) 100% of domestic cash and cash equivalents and (y) 100% of foreign cash and cash equivalents that, in the case of this clause (y), are unrestricted, unencumbered (other than by any Liens contemplated by clause (i) below) and freely transferable to the United States (it being understood and agreed that the transfer of cash and cash equivalents being subject to (i) any procedures or limitations which are solely within the control of the Company or the applicable Subsidiary, (ii) any approval, filing, consent or the like of any third party or Governmental Authority (A) that is merely of a routine or administrative nature, (B) that is routinely and ordinarily provided or accepted by such third party or Governmental Authority in the ordinary course and (C) the most recent of which, at the time of determination, has not been denied or rejected by such third party or Governmental Authority and/or (iii) the imposition of any nominal governmental stamp, documentary or similar nominal tax, charge or similar levy, in each case, shall not cause such cash and cash equivalents not to be “unrestricted, unencumbered and freely transferable” within the meaning of the foregoing), in each case, to the extent that such cash and cash equivalents (i) are not subject to any Lien in favor of any creditor (other than any Lien of the type contemplated by Section 7.1(b) or Section 7.1(h)) and (ii) exceed, in the aggregate after giving effect to clause (i), $25,000,000. “GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination. “Governmental Authority” means any applicable nation or government, any state, or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory, taxing or administrative functions of or pertaining to government, in each case having or purporting to have jurisdiction in the relevant circumstances (including

13 14442612v10 any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting generally applicable financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing). “Guaranty Obligation” means, as to any Person (without duplication), any direct or indirect liability of such Person, with or without recourse, with respect to any Debt, lease, letter of credit or other obligation (the “primary obligations”) of another Person (the “primary obligor”), including any obligation of such Person (i) to purchase, repurchase or otherwise acquire such primary obligations or any security therefor, (ii) to advance or provide funds for the payment or discharge of any such primary obligation, or to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of any such primary obligation against loss in respect thereof. The amount of any Guaranty Obligation shall be deemed equal to the stated or determinable amount of the primary obligation in respect of which such Guaranty Obligation is made or, if not stated or if indeterminable, the maximum reasonably anticipated liability in respect thereof and, in the case of a Guaranty Obligation of the type described in clause (iii) above, shall be net of the value of the property, securities or services purchased, in each case, as determined by the guarantor in good faith; provided that if any Guaranty Obligation (a) is limited to an amount less than the obligations guaranteed or supported, the amount of the such Guaranty Obligation shall be equal to the lesser of the amount determined pursuant to the initial clause of this sentence and the amount to which such Guaranty Obligation is so limited; or (b) is limited to recourse against a particular asset or assets of such Person, the amount of such Guaranty Obligation shall be equal to the lesser of the amount determined pursuant to the initial clause of this sentence and the fair market value of such asset or assets at the date for determination of the amount of such Guaranty Obligation. “Hedging Obligations” means, with respect to any Person, all liabilities of such Person under interest rate, currency and commodity swap agreements, cap agreements and collar agreements, and all other agreements or arrangements designed to protect such Person against fluctuations in interest rates, currency exchange rates or commodity prices. “Indemnified Liabilities” has the meaning assigned to such term in Section 11.5. “Indemnified Person” has the meaning assigned to such term in Section 11.5. “Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes. “Independent Auditor” has the meaning assigned to such term in subsection 6.1(a). “Insolvency Proceeding” means, with respect to any Person, (a) any case, action or proceeding with respect to such Person before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, arrangement (including the arrangement provisions of corporate statutes), dissolution, winding-up or relief of debtors or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors, undertaken under federal, state, or foreign law, including the U.S. Bankruptcy Code.

14 14442612v10 “Interest Payment Date” means, as to any Base Rate Loan, the last Business Day of each calendar quarter, and as to any Term SOFR Loan, the last day of each Interest Period applicable to such Loan, provided that if any Interest Period for a Term SOFR Loan exceeds three months, each three month anniversary of the beginning of such Interest Period shall also be an Interest Payment Date. “Interest Period” means, as to any Term SOFR Loan, the period commencing on the Borrowing Date of such Loan or on the Conversion/Continuation Date on which such Loan is converted into or continued as a Term SOFR Loan, as applicable, and ending on the date one, three or six months thereafter (in each case, subject to availability) as selected by the Company in its Notice of Borrowing or Notice of Conversion/Continuation, as the case may be; provided that: (i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the following Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day; (ii) any Interest Period that commences on the last Business Day of a calendar month or that begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period; and (iii) no Interest Period shall extend beyond the Termination Date. “IRS” means the Internal Revenue Service, and any Governmental Authority succeeding to any of its principal functions under the Code. “Laws” means, collectively, all international, foreign, federal, state, and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law. “Lead Arranger” means BofA Securities, Inc. “Lender” has the meaning specified in the preamble hereto and includes each Lender designated as a Lender on its signature page hereto, and the permitted successors and assigns of any of the foregoing. “Lending Office” means, as to any Lender, the office(s), branch, Affiliate or Subsidiary of such Lender specified as its “Lending Office” in its Administrative Questionnaire, or such other office(s), branch, Affiliate or Subsidiary as such Lender may from time to time notify the Company and the Administrative Agent. “Leverage Ratio” means, as of the end of any fiscal quarter or fiscal year, the ratio of (a) Funded Net Debt to (b) the sum of Funded Net Debt plus Consolidated Net Worth. “Lien” means any security interest, mortgage, deed of trust, pledge, hypothecation, assignment for security, charge or deposit arrangement intended for security purposes, encumbrance, lien (statutory or other) or other similar arrangement of any kind or nature whatsoever in respect of any property (including those created by, arising under or evidenced by any conditional sale or other title retention agreement), the

15 14442612v10 interest of a lessor under a capital lease, or any financing lease having substantially the same economic effect as any of the foregoing, but not including the interest of a lessor under an operating lease. “Loan” means an extension of credit by a Lender to the Company under Section 2 in the form of a Term Loan. “Loan Documents” means this Agreement, each Note, and the Fee Letter. “Margin Stock” means “margin stock” as such term is defined in Regulation T, U or X of the FRB. “Material Acquisition” means an Acquisition with respect to which the aggregate consideration paid or to be paid (including liabilities to be assumed as part of the purchase consideration) is equal to or greater than $250,000,000. “Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, financial condition, assets or liabilities of the Company and its Subsidiaries taken as a whole, excluding changes and effects in connection with specific events (and not general economic or industry conditions) applicable to the Company and/or its Subsidiaries as disclosed in any Annual Report on Form 10-K, Quarterly Report on Form 10-Q or Current Report on Form 8-K filed with or furnished to the SEC, in each case prior to the Effective Date; or (b) a material impairment of the ability of the Borrower to perform its obligations hereunder. “Material Financial Obligations” means Debt (other than (i) Hedging Obligations and (ii) Debt, in each case, of the Company to any Material Subsidiary or of any Material Subsidiary to the Company or any other Material Subsidiary) or Guaranty Obligations of the Company or any Material Subsidiary (other than Guaranty Obligations of the Company with respect to the obligations of any Material Subsidiary or of any Material Subsidiary with respect to the obligations of the Company or any other Material Subsidiary) in an aggregate principal amount (including undrawn committed or available amounts), or Hedging Obligations (based upon the applicable termination value) or Securitization Obligations of the Company or any Material Subsidiary in an aggregate amount, equal to $75,000,000 or more. “Material Subsidiary” means, at any time, any Subsidiary of the Company (other than any bankruptcy-remote special purpose financing entity) that has a Threshold Percentage (as defined below) or more of the Company’s consolidated total assets (after elimination of intercompany assets) at such time or the Company’s consolidated revenues (after the elimination of intercompany revenues) at such time. For purposes of the foregoing, “Threshold Percentage” means 10%; provided that the Company may at any time permanently reduce the Threshold Percentage by written notice to the Administrative Agent setting forth the new Threshold Percentage. “Maximum Rate” has the meaning assigned to such term in Section 2.13(h). “Multiemployer Plan” means a “multiemployer plan”, within the meaning of Section 4001(a)(3) of ERISA, with respect to which the Company or any ERISA Affiliate may have any liability. “Non-Consenting Lender” has the meaning assigned to such term in Section 11.1. “Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time. “Note” means a promissory note executed by the Borrower in favor of a Lender pursuant to subsection 2.2(b), in substantially the form of Exhibit D.

16 14442612v10 “Notice of Borrowing” means a notice in substantially the form of Exhibit A or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower. “Notice of Conversion/Continuation” means a notice in substantially the form of Exhibit B or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower. “Notice of Loan Prepayment” means a notice of prepayment with respect to a Loan, which shall be substantially in the form of Exhibit G or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower. “Obligations” means, with respect to the Borrower, all advances, debts, liabilities, obligations, covenants and duties arising under this Agreement, any other Loan Document or any Erroneous Payment Subrogation Rights owing by the Borrower to any Lender, the Administrative Agent or any Indemnified Person, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, or now existing or hereafter arising and including interest and fees that accrue after the commencement by or against the Borrower or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. “OFAC” means the Office of Foreign Assets Control of the U.S. Department of Treasury. “Organization Documents” means (i) for any corporation, the certificate of incorporation, the bylaws, any certificate of determination or instrument relating to the rights of preferred shareholders of such corporation, any shareholder rights agreement, any unanimous shareholders’ agreement, and all applicable resolutions of the board of directors (or any committee thereof) of such corporation, (ii) for any partnership or joint venture, the partnership or joint venture agreement and any other organizational document of such entity, (iii) for any limited liability company, the certificate or articles of organization, the operating agreement and any other organizational document of such limited liability company, (iv) for any trust, the declaration of trust, the trust agreement and any other organizational document of such trust and (v) for any other entity, the document or agreement pursuant to which such entity was formed and any other organizational document of such entity. “Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document). “Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are (a) Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.7) and/or (b) Excluded Taxes.

17 14442612v10 “Participant” has the meaning assigned to such term in subsection 11.8(d). “Participant Register” has the meaning assigned to such term in subsection 11.8(d). “Patriot Act” has the meaning assigned to such term in Section 11.7. “Payment Recipient” has the meaning specified in Section 9.11(a) hereof. “PBGC” means the Pension Benefit Guaranty Corporation, or any Governmental Authority succeeding to any of its principal functions under ERISA. “Pension Plan” means a pension plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA with respect to which the Company or any ERISA Affiliate may have any liability but not including any Multiemployer Plan. “Permitted Holders” means lineal descendants (by blood or adoption) of L. R. Smith, the respective current or former spouses of such descendants, trusts (including voting trusts) primarily for the benefit of any one or more of the foregoing (whether or not also for the benefit of other persons) or controlled by any one or more of the foregoing, trustees of such trusts in their capacities as such trustees, custodians for any such descendants or any corporation, limited liability company or other entity controlled by (within the meaning of Rule 12b-2 of the SEC under the Exchange Act as in effect on the date hereof) any one or more of the foregoing. Without limitation, a trust will be deemed controlled by one or more of the foregoing so long as trustees who are not one or more of the foregoing cannot take action without the assent of a trustee or trustees who are one or more of the foregoing. “Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or Governmental Authority. “Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) with respect to which the Company may have any liability. “Platform” has the meaning assigned to such term in Section 11.2(b). “PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as amended from time to time. “QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. § 5390(c)(8)(D). “QFC Credit Support” has the meaning set forth in Section 11.22. “Recipient” means (a) the Administrative Agent or (b) any Lender, as applicable. “Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, members, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates. “Removal Effective Date” has the meaning assigned to such term in Section 9.6(b). “Replacement Lender” has the meaning assigned to such term in Section 3.7.

18 14442612v10 “Reportable Event” means any of the events set forth in Section 4043 of ERISA or the regulations thereunder, other than any such event for which the 30-day notice requirement under ERISA has been waived in regulations issued by the PBGC. “Required Lenders” means, as of any date of determination, Lenders that have Total Pro Rata Shares aggregating more than 50%; provided that the Total Pro Rata Share of any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders. “Requirement of Law” means, as to any Person, any law (statutory or common), treaty, rule or regulation or determination of an arbitrator (under binding arbitration) or of a Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject. “Resignation Effective Date” has the meaning assigned to such term in Section 9.6(a). “Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority. “Responsible Officer” means the chief executive officer, the president, the chief financial officer, the secretary, any assistant secretary, the treasurer or any assistant treasurer of the Company, or any other officer of the Company having substantially the same authority and responsibility, and, solely for purposes of notices given pursuant to Section 2, any other officer of the Company so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the Company designated in or pursuant to an agreement between the Company and the Administrative Agent. “Reuters” means Thomson Reuters Corp., Refinitiv or any successor thereto. “Sanctioned Country” means, at any time, a country, region or territory which is itself the subject of comprehensive Sanctions (including, as of the Effective Date, Cuba, Iran, North Korea, Syria, Crimea, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, and the Kherson and Zaporizhzhia (or any non-governmental controlled) regions of Ukraine). “Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, His Majesty’s Treasury of the United Kingdom, or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country in violation of Sanctions or (c) any Person that is 50% or greater owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b) (including, without limitation for purposes of defining a Sanctioned Person, as ownership and control may be defined and/or established in and/or by any applicable laws, rules, regulations, or orders). “Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the United States government (including, without limitation, OFAC or the U.S. Department of State), the United Nations Security Council, the European Union, His Majesty’s Treasury of the United Kingdom or other relevant sanctions authority. “SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions. “Securitization Obligations” means, with respect to any Securitization Transaction, the aggregate investment or claim held at any time by all non-Affiliate purchasers, assignees or transferees of (or of interests in) or holders of obligations that are supported or secured by accounts receivable, lease receivables

19 14442612v10 and other rights to payment in connection with such Securitization Transaction, but excluding any equity investment or subordinated debt held by the Company or any Subsidiary. “Securitization Transaction” means any sale, assignment or other transfer by the Company or any Subsidiary of accounts receivable, lease receivables or other payment obligations owing to the Company or such Subsidiary or any interest in any of the foregoing, together in each case with any collections and other proceeds thereof, any collection or deposit accounts related thereto, and any collateral, guaranties or other property or claims in favor of the Company or such Subsidiary supporting or securing payment by the obligor thereon of, or otherwise related to, any such receivables or other payment obligations. “Senior Note Purchase Agreement” means (a) that certain Second Amended and Restated Master Senior Note and Private Shelf Agreement dated as of December 20, 2013, among the Company and the note purchasers party thereto, and (b) that certain Second Amended and Restated Master Note and Medium Term Note Agreement dated as of March 6, 2014, among the Company and the note purchasers party thereto, in each case, as amended, amended and restated, supplemented and/or modified from time to time in accordance with the terms thereof. “Senior Note Purchase Documents” means the Senior Note Purchase Agreement and all agreements and documents executed in connection therewith at any time and as amended or modified from time to time. “SOFR” means the Secured Overnight Financing Rate as administered by the Federal Reserve Bank of New York (or a successor administrator). “SPC” has the meaning set forth in Section 11.8. “Specified Quarter” means a fiscal quarter of the Company during which a Material Acquisition has been consummated. “Subsidiary” of a Person means any corporation, association, partnership, limited liability company, joint venture or other business entity of which more than 50% of the voting stock, membership interests or other equity interests (in the case of Persons other than corporations), is owned or controlled directly or indirectly by such Person, or one or more of the Subsidiaries of such Person, or a combination thereof. Unless the context otherwise clearly requires, references herein to a “Subsidiary” refer to a Subsidiary of the Company. “Successor Rate” has the meaning specified in Section 3.5. “Supported QFC” has the meaning set forth in Section 11.22. “Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto. “Term Loan Availability Period” means with respect to the Commitments, the period from and including the Effective Date to the earliest of (a) January 30, 2026, (b) the date of termination of the Commitments pursuant to Section 2.9 and (c) the date of termination of the commitment of each Lender to make Loans pursuant to Section 9.2. “Term SOFR” means

20 14442612v10 (a) for any Interest Period with respect to a Term SOFR Loan, the rate per annum equal to the Term SOFR Screen Rate two U.S. Government Securities Business Days prior to the commencement of such Interest Period with a term equivalent to such Interest Period; provided that if the rate is not published prior to 11:00 a.m. on such determination date then Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto; and (b) for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to the Term SOFR Screen Rate two U.S. Government Securities Business Days prior to such date with a term of one month commencing that day; provided that if the rate is not published prior to 11:00 a.m. on such determination date then Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto for such term; provided that if the Term SOFR determined in accordance with either of the foregoing provisions (a) or (b) of this definition would otherwise be less than zero, the Term SOFR shall be deemed zero for purposes of this Agreement. “Term SOFR Loan” means a Loan that bears interest by reference to clause (a) of the definition of “Term SOFR”. “Term SOFR Screen Rate” means the forward-looking SOFR term rate administered by CME (or any successor administrator satisfactory to the Administrative Agent) and published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time). “Termination Date” means January 5, 2029; provided, however, if such date is not a Business Day, the Termination Date shall be the next preceding Business Day. “Total Outstandings” means the sum of the aggregate principal amount of all outstanding Loans. “Total Pro Rata Share” means, for any Lender at any time, (a) in respect of such Lender’s Commitment, the percentage (carried out to the ninth decimal place) of the Commitments represented by such Lender’s Commitment at such time and (b) in respect of such Lender’s portion of the outstanding Term Loan, the percentage (carried out to the ninth decimal place) of the outstanding principal amount of the Term Loan held by such Lender at such time, subject to adjustment as provided in Section 2.23. The initial Total Pro Rata Share of each Lender is set forth opposite the name of such Lender on Schedule 2.1 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable. “Type” means the characterization of a Loan as a Base Rate Loan or a Term SOFR Loan. “UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms. “UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

21 14442612v10 “Unfunded Pension Liability” means, with respect to any Plan, the amount of unfunded benefit liabilities of such Plan within the meaning of Section 4001(a)(18) of ERISA. “United States” and “U.S.“ each means the United States of America. “Unmatured Event of Default” means any event or circumstance which, with the giving of notice, the lapse of time or both, would (if not cured or otherwise remedied during such time) constitute an Event of Default. “U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities. “U.S. Lender” means a Lender that is not a Foreign Lender. “U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code. “U.S. Special Resolution Regimes” has the meaning set forth in Section 11.22. “U.S. Tax Compliance Certificate” has the meaning specified in Section 3.1(g). “Voting Stock” means (a) at any time that the Class A Common Stock of the Company is entitled to elect a majority of the members of the Board of Directors of the Company, such Class A Common Stock; and (b) at any other time, all outstanding securities of all classes of the Company ordinarily (and apart from rights accruing under special circumstances) having the right to elect a majority of the directors of the Company. “Wholly-Owned Subsidiary” means any Subsidiary in which (other than directors’ qualifying shares required by Law) 100% of the capital stock of each class or other equity interests is owned, beneficially and of record, by the Company, or by one or more other Wholly-Owned Subsidiaries, or a combination of the foregoing. “Withholding Agent” means the Borrower and the Administrative Agent. “Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail- In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers. 1.2 Other Interpretive Provisions. (a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

22 14442612v10 (b) Section, subsection, Schedule and Exhibit references are to this Agreement unless otherwise specified. (c) The term “including” is not limiting and means “including without limitation.” (d) The terms “shall” and “will” have the same meaning as the term “must.”. (e) Unless the context otherwise clearly requires, “or” has the inclusive meaning represented by the phrase “and/or.” (f) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including.” (g) Unless otherwise expressly provided herein or in any other Loan Document, (i) references herein or in any other Loan Document to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of this Agreement or any other Loan Document, (ii) references herein or in any other Loan Document to any statute or regulation are to be construed as including all statutory and regulatory provisions or rules consolidating, amending, replacing, supplementing, interpreting or implementing such statute or regulation and (iii) references to any Person herein or in any other Loan Document shall be construed to include such Person’s successors and assigns (subject to any limitations on assignment set forth herein or in any other Loan Document). (h) The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement. (i) This Agreement may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms. (j) This Agreement is the result of negotiations among and has been reviewed by counsel to the Administrative Agent, the Borrower and the Lenders, and is the product of all parties. Accordingly, this Agreement shall not be construed against the Lenders or the Administrative Agent merely because of the Administrative Agent’s or the Lenders’ involvement in its preparation. 1.3 Accounting Principles. (a) Unless the context otherwise clearly requires, all accounting terms not expressly defined herein shall be construed, and all financial computations required under this Agreement shall be made, in accordance with GAAP. If any financial statements prepared by or on behalf of the Company apply accounting principles other than GAAP (including as a result of any event described in subsection 1.3(b)), the Compliance Certificate accompanying such financial statements shall include information in reasonable detail reconciling such financial statements to GAAP to the extent relevant to the calculations set forth in such Compliance Certificate. (b) If at any time any change in GAAP or in the application thereof would affect the computation of any financial ratio or requirement set forth herein and the Company or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Company shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change (subject to

23 14442612v10 the approval of the Required Lenders); provided that, until so amended, such ratio or requirement shall continue to be computed in accordance with GAAP without giving effect to such change. (c) Notwithstanding anything to the contrary herein, (i) all financial covenants contained herein shall be calculated, and compliance with all other covenants contained herein (excluding, for the avoidance of doubt, any covenant requiring the delivery of financial statements) shall be determined, (x) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Debt or other liabilities of the Company or any Subsidiary at “fair value”, as defined therein and (y) without giving effect to any treatment of Debt in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Debt in a reduced or bifurcated manner as described therein, and such Debt shall at all times be valued at the full stated principal amount thereof and (ii) the determination of whether a lease constitutes a capital lease or an operating lease, and whether obligations arising under a lease are required to be capitalized on the balance sheet of the lessee thereunder and/or recognized as interest expense in the lessee’s financial statements (in each case, other than for purposes of the preparation or delivery of financial statements), shall be determined under GAAP as in effect on December 12, 2012, notwithstanding any modification or interpretative change thereto that may occur thereafter (it being understood and agreed, for the avoidance of doubt, financial statements delivered pursuant to Sections 6.1(a) and 6.1(b) shall be prepared without giving effect to this clause (ii)). (d) References herein to “fiscal year” and “fiscal quarter” refer to such fiscal periods of the Company. 1.4 Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its equity interests at such time. 1.5 Rates. The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to any reference rate referred to herein or with respect to any rate (including, for the avoidance of doubt, the selection of such rate and any related spread or other adjustment) that is an alternative or replacement for or successor to any such rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing) or the effect of any of the foregoing, or of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions or other activities that affect any reference rate referred to herein, or any alternative, successor or replacement rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing) or any related spread or other adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services for such purposes in its reasonable discretion and consistent with banking industry practices to ascertain any reference rate referred to herein or any alternative, successor or replacement rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing), in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or other action or omission related to or affecting the selection, determination, or calculation of any rate (or component thereof) provided by any such information source or service. For the avoidance of doubt, this Section 1.5 does not

24 14442612v10 alter or impair the rights and obligations of the Administrative Agent otherwise expressly set forth in this Agreement. 1.6 Certain Calculations. No Unmatured Event of Default or Event of Default shall arise as a result of any limitation or threshold set forth in Dollars in Sections 7 and 8 under this Agreement being exceeded solely as a result of changes in currency exchange rates from those rates applicable on the last day of the fiscal quarter of the Company immediately preceding the fiscal quarter of the Company in which the applicable transaction or occurrence requiring a determination occurs. SECTION 2. THE CREDITS 2.1 Term Loan. Subject to the terms and conditions set forth herein, each Term Lender severally agrees to make its portion of a term loan (the “Term Loan”) to the Borrower in Dollars, in a single Borrowing to occur on any Business Day during the Term Loan Availability Period in an amount not to exceed such Term Lender’s Commitment. The Term Loan may be repaid or prepaid but may not be reborrowed. Term Loans may be Base Rate Loans or Term SOFR Loans, as further provided herein; provided, however, any Borrowing made on the Effective Date shall be made as Base Rate Loans, unless the Borrower shall have delivered a funding indemnity letter to the Administrative Agent at least two (2) Business Days prior thereto. 2.2 Loan Accounts. (a) The Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive (absent demonstrable error) of the amount of the Loans made by the Lenders to the Borrower, and the interest and payments thereon. Any failure so to record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Loans. (b) Upon the request of any Lender made through the Administrative Agent, the Loans made by such Lender may be evidenced by one or more Notes, instead of or in addition to loan accounts. Each such Lender may endorse on the schedules annexed to its Note(s) the date, amount and maturity of each Loan made by it and the amount of each payment of principal made by the Borrower with respect thereto. Each such Lender is irrevocably authorized by the Borrower to endorse any applicable Note and each Lender’s record shall be conclusive absent demonstrable error; provided that the failure of a Lender to make, or an error in making, a notation thereon with respect to any Loan shall not limit or otherwise affect the obligations of the Borrower hereunder or under any such Note to such Lender. 2.3 Procedure for Borrowings. (a) Each Borrowing shall be made upon the Company’s irrevocable notice delivered to the Administrative Agent which may be given by: (i) telephone or (ii) a Notice of Borrowing, which notice must be received by the Administrative Agent prior to 12:00 noon (Milwaukee time) (A) two Business Days prior to the requested Borrowing Date, in the case of Term SOFR Loans, and (B) on the requested Borrowing Date, in the case of Base Rate Loans, specifying: (i) the amount of the Borrowing, which shall be in an aggregate amount not less than $5,000,000 or a higher integral multiple of $1,000,000 (provided that any Borrowing of Base Rate Loans may be in an amount equal to the unused Commitment); (ii) the requested Borrowing Date, which shall be a Business Day;

25 14442612v10 (iii) the Type of Loan comprising such Borrowing; and (iv) in the case of Term SOFR Loans, the duration of the initial Interest Period therefor. (b) The Administrative Agent will promptly notify each Lender of its receipt of any Notice of Borrowing and of the amount of such Lender’s Total Pro Rata Share of such Borrowing. (c) Each Lender will make the amount of its Total Pro Rata Share of each Borrowing available to the Administrative Agent for the account of the Company at the Administrative Agent’s Office by 1:00 p.m. (Milwaukee time) on the Borrowing Date requested by the Company in funds immediately available to the Administrative Agent. The proceeds of all such Loans will then be made available to the Company by the Administrative Agent at such office by crediting the account of the Company on the books of Bank of America or such other depository bank with the aggregate of the amounts made available to the Administrative Agent by the Lenders and in like funds as received by the Administrative Agent. 2.4 Conversion and Continuation Elections for Borrowings. (a) The Company may, upon irrevocable written notice to the Administrative Agent in accordance with subsection 2.4(b): (i) elect, as of any Business Day, in the case of Base Rate Loans, or as of the last day of the applicable Interest Period, in the case of Term SOFR Loans, to convert any such Loans (or any part thereof in an aggregate amount not less than $5,000,000 or a higher integral multiple of $1,000,000 or, if less, the entire principal thereof then outstanding) into Loans of the other; or (ii) elect as of the last day of the applicable Interest Period, to continue any Term SOFR Loans having Interest Periods expiring on such day (or any part thereof in an amount not less than $5,000,000 or a higher integral multiple of $1,000,000 or, if less, the entire principal thereof then outstanding); provided that if at any time the aggregate amount of Term SOFR Loans in respect of any Borrowing is reduced, by payment, prepayment or conversion of part thereof, to be less than $5,000,000, such Term SOFR Loans shall automatically convert into Base Rate Loans. (b) The Company shall deliver a Notice of Conversion/Continuation to be received by the Administrative Agent not later than 12:00 noon (Milwaukee time) at least (i) two Business Days in advance of the Conversion/Continuation Date, if Loans are to be converted into or continued as Term SOFR Loans and (ii) on the Conversion/Continuation Date, if Loans are to be converted into Base Rate Loans, specifying: (i) the proposed Conversion/Continuation Date; (ii) the aggregate amount of Loans to be converted or continued; (iii) the Type of Loans resulting from the proposed conversion or continuation; and (iv) in the case of conversions into Term SOFR Loans, the duration of the requested Interest Period.

26 14442612v10 (c) If upon the expiration of any Interest Period applicable to Term SOFR Loans, the Company has failed to select timely a new Interest Period to be applicable to such Term SOFR Loans, the Company shall be deemed to have elected to convert and/or continue such Term SOFR Loans as Term SOFR Loans with an Interest Period of one month effective as of the expiration date of such Interest Period. (d) The Administrative Agent will promptly notify each Lender of its receipt of a Notice of Conversion/Continuation, or, if no timely notice is provided by the Company, the Administrative Agent will promptly notify each Lender of the details of any automatic conversion and/or continuation. All conversions and continuations shall be made ratably according to the respective outstanding principal amounts of the Loans with respect to which the notice was given held by each Lender. (e) Unless the Required Lenders otherwise consent, during the existence of an Event of Default, the Company may not elect to have a Loan converted into or continued as a Term SOFR Loan. 2.5 [Reserved]. 2.6 [Reserved]. 2.7 [Reserved]. 2.8 [Reserved]. 2.9 Termination of the Commitments. The aggregate Commitments shall be automatically and permanently reduced to zero on the earliest to occur of (a) the date of the Borrowing of the Term Loan or (b) the last day of the Term Loan Availability Period. 2.10 Optional Prepayments. Subject to the proviso to subsection 2.4(a), the Company may, from time to time, upon delivery of a Notice of Loan Prepayment to the Administrative Agent (which notice may be contingent upon the consummation of a replacement financing or other corporate transaction), with respect to Term SOFR Loans, not later than 12:00 noon (Milwaukee time) at least two Business Days, and with respect to Base Rate Loans, not later than 12:00 noon (Milwaukee time) at least one Business Day, prior to the proposed date of prepayment, ratably prepay Loans, as applicable, in whole or in part, in minimum amounts of $5,000,000 or a higher integral multiple of $1,000,000 (provided that the Company may make a prepayment of Base Rate Loans in an amount that is not such an integral multiple if, after giving effect to such prepayment, the outstanding principal amount of all Base Rate Loans will be an integral multiple of $1,000,000). Such notice of prepayment shall specify the date and amount of such prepayment and the Loans to be prepaid. The Administrative Agent will promptly notify each Lender of its receipt of any such notice, and of such Lender’s Total Pro Rata Share of such prepayment. If such notice is given by the Company, the Company shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein (subject, if applicable, to the consummation of the replacement financing or other corporate transaction specified therein). Any prepayment of Term SOFR Loans shall include accrued interest to the date of prepayment on the amount prepaid and any amount required pursuant to Section 3.4. 2.11 [Reserved.] 2.12 Repayment. The Borrower shall repay all Loans to the Borrower and all obligations of the Borrower hereunder on the Termination Date. 2.13 Interest.

27 14442612v10 (a) Each Loan shall bear interest on the outstanding principal amount thereof from the applicable Borrowing Date at a rate per annum equal to (i) in the case of a Term SOFR Loan, Term SOFR for each applicable Interest Period plus the Applicable Margin as in effect from time to time and (ii) in the case of a Base Rate Loan, the Base Rate plus the Applicable Margin as in effect from time to time. (b) [Reserved.] (c) [Reserved.] (d) The basis for determining the rate of interest with respect to any Loan shall be selected by the Borrower and notified to the Administrative Agent pursuant to the applicable Notice of Borrowing or Notice of Conversion/Continuation, as the case may be. (e) Interest on each Loan shall be paid in arrears on each Interest Payment Date and on the Termination Date. Interest also shall be paid on each Term SOFR Loan on the date of any conversion of such Term SOFR Loan under Section 2.4 and on the date of any prepayment of any Term SOFR Loan under Section 2.10, in each case for the portion of the Loan so prepaid. (f) [Reserved]. (g) (i) If any amount of principal of or interest on any Loan is not paid when due, whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Law. (ii) If any amount (other than principal of or interest on any Loan) payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace period), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Law. (iii) Automatically upon the occurrence and during the continuance of any Event of Default described in Sections 8.1.1 (but only with respect to the Borrower’s failure to pay any amount of principal of any Loan or any interest payable hereunder or under any other Loan Document), 8.1.6 or 8.1.7, or at the request of the Required Lenders upon the occurrence and during the continuance of any other Event of Default, the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Law. (iv) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand. (h) Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under applicable Law (collectively, “charges”), exceeds the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable Law, the rate of interest payable in respect of such Loan hereunder, together with all charges payable in respect thereof, shall be limited to the Maximum Rate. To the extent lawful, the interest and charges that would have been paid in respect of such Loan but were not paid as a result of the

28 14442612v10 operation of this Section 2.13(h) shall be cumulated and the interest and charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the amount collectible at the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Rate for each day to the date of repayment, has been received by such Lender. 2.14 Fees. The Company shall pay arrangement fees to the Lead Arranger for such Lead Arranger’s own account as agreed among the Company and the Lead Arranger in the Fee Letter and shall pay an agency fee to the Administrative Agent for the Administrative Agent’s own account as agreed among the Company and the Administrative Agent in the Fee Letter. 2.15 Computation of Fees and Interest. (a) All computations of interest on Base Rate Loans shall be made on the basis of a year of 365/366 days. All other computations of interest and fees shall be made on the basis of a 360-day year and actual days elapsed. Interest and fees shall accrue during each period during which such interest or such fees are computed from the first day thereof to the last day thereof. (b) Each determination of an interest rate by the Administrative Agent shall be conclusive and binding on the Lenders in the absence of demonstrable error. The Administrative Agent will, at the request of the Borrower or any Lender, deliver to the Borrower or such Lender, as the case may be, a statement showing the quotations used by the Administrative Agent in determining any interest rate and the resulting interest rate. 2.16 Payments by the Borrower. (a) All payments to be made by the Company shall be made without set-off, recoupment or counterclaim. Except as otherwise expressly provided herein (including in Section 11.10), all payments by the Company shall be made to the Administrative Agent for the account of the Lenders at the Administrative Agent’s Office, and shall be made in the currency in which the applicable Loan was made and in immediately available funds, no later than 12:00 noon (Milwaukee time) on the date specified herein. The Administrative Agent will (except as otherwise specifically required hereunder) promptly distribute to each Lender its Total Pro Rata Share (or other applicable share as expressly provided herein) of such payment in like funds as received. Any payment received by the Administrative Agent later than 12:00 noon (Milwaukee time) shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue. (b) Whenever any payment is due on a day other than a Business Day, such payment shall be made on the following Business Day (unless, in the case of a Term SOFR Loan, the following Business Day is in another calendar month, in which case such payment shall be made on the preceding Business Day), and such extension of time shall in such case be included in the computation of interest or fees, as the case may be. (c) Unless the Administrative Agent receives notice from the Company prior to the date on which any payment is due to the Lenders that the Company will not make such payment in full as and when required, the Administrative Agent may assume that the Company has made such payment in full to the Administrative Agent on such date in immediately available funds and the Administrative Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Company has not made such payment in full to the Administrative Agent, each Lender shall repay to the Administrative Agent on demand such amount distributed to such Lender, together with interest thereon at the Federal Funds Rate for each day from the date such amount is distributed to such Lender until the date repaid.

29 14442612v10 2.17 Payments by the Lenders. (a) Unless the Administrative Agent receives notice from a Lender, (i) at least one Business Day prior to the date of a Borrowing of Term SOFR Loans or (ii) by 12:00 noon (Milwaukee time) on the day of any Borrowing of Base Rate Loans, that such Lender will not make available as and when required hereunder to the Administrative Agent for the account of the Borrower the amount of such Lender’s Total Pro Rata Share of such Credit Extension, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent in immediately available funds on the Borrowing Date and the Administrative Agent may (but shall not be so required), in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. (b) If and to the extent any Lender shall not have made its full amount of any Loan available to the Administrative Agent in immediately available funds on a Borrowing Date and the Administrative Agent in such circumstances has made available to the Borrower such amount, such Lender shall on the Business Day following such Borrowing Date make such amount available to the Administrative Agent, together with interest at (in the case of amounts in Dollars) the Federal Funds Rate. If such amount is so made available, such payment to the Administrative Agent shall constitute such Lender’s Loan on the Borrowing Date for all purposes of this Agreement. If such amount is not made available to the Administrative Agent on the Business Day following the Borrowing Date, the Administrative Agent will notify the Borrower of such failure to fund and, upon demand by the Administrative Agent, the Borrower shall pay such amount to the Administrative Agent for the Administrative Agent’s account, together with interest thereon for each day elapsed since the Borrowing Date, at a rate per annum equal to the interest rate applicable at the time to the Loans comprising such Borrowing. (c) A notice of the Administrative Agent submitted to any Lender with respect to amounts owing under subsection (b) above shall be conclusive absent manifest error. (d) The failure of any Lender to make any Credit Extension on any Borrowing Date shall not relieve any other Lender of any obligation hereunder to make a Credit Extension on such Borrowing Date, but no Lender shall be responsible for the failure of any other Lender to make the Credit Extension to be made by such other Lender on any Borrowing. 2.18 Sharing of Payments, Etc. If any Lender shall obtain any payment or other recovery (whether voluntary, involuntary, by application of setoff or otherwise) on account of any Loan made by it (other than pursuant to the terms of Sections 3.1, 3.3 or 3.4) in excess of its Total Pro Rata Share of payments then or therewith obtained by the other Lenders, such Lender shall purchase from the other Lenders such participations (or subparticipations) in Loans held by such other Lenders as shall be necessary to cause such purchasing Lender to share the excess payment or other recovery ratably with each other Lender; provided that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Lender, the purchase shall be rescinded and each Lender that has sold a participation to such purchasing Lender shall repay to such purchasing Lender the purchase price to the ratable extent of such recovery together with an amount equal to such selling Lender’s ratable share (according to the proportion of (a) the amount of such selling Lender’s required repayment to such purchasing Lender to (b) the total amount so recovered from such purchasing Lender) of any interest or other amount paid or payable by such purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section may, to the fullest extent permitted by Law, exercise all its rights of payment (including pursuant to Section 11.10) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. If under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a setoff to which this Section applies, such Lender shall, to the extent practicable,

30 14442612v10 exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders entitled under this Section to share in the benefits of any recovery on such secured claim. The Lenders may, without the consent of the Borrower or any other Person, make arrangements among themselves to amend or otherwise modify this Section 2.18 to establish different sharing arrangements with respect to payments by or on behalf of the Borrower; provided that any such amendment, modification or sharing arrangement shall be consented to by all Lenders. 2.19 Pro Rata Treatment. Except as otherwise provided herein: (a) The Borrowing during the Term Loan Availability Period shall be made or shared among the Lenders (except for Defaulting Lenders) pro rata according to their respective Total Pro Rata Share; (b) Each payment of principal on Loans in any Borrowing shall be shared among the Lenders pro rata according to the respective unpaid principal amounts of such Loans then owed to the Lenders; (c) Each payment of interest on Loans in any Borrowing shall be shared among the Lenders pro rata according to (A) the respective unpaid principal amounts of such Loans so made or funded by the Lenders and (B) the dates on which the Lenders so made or funded such Loans; (d) [Reserved]; (e) Each payment of interest (other than interest on Loans) shall be shared among the Lenders and the Administrative Agent owed the amount upon which such interest accrues pro rata according to (A) the respective amounts so owed such Lenders and the Administrative Agent and (B) the dates on which such amounts became owing to such Lenders and the Administrative Agent; and (f) All other payments under this Agreement and the other Loan Documents (including, without limitation, fees paid in connection with any amendment, consent, waiver or the like) shall be for the benefit of the Person or Persons specified. 2.20 Limitations on Interest Periods. Unless the Administrative Agent otherwise consents, after giving effect to any Borrowing of, conversion to or continuation of Term SOFR Loans, there may not be more than eight different Interest Periods in effect for all Term SOFR Loans. 2.21 [Reserved]. 2.22 [Reserved]. 2.23 Defaulting Lenders. (a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law: (i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and Section 11.1.

31 14442612v10 (ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 8 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 11.10 shall be applied at such time or times as may be reasonably determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Company may request (so long as no Unmatured Event of Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as reasonably determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Company, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Unmatured Event of Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made at a time when the conditions set forth in Section 4.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of all Non- Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans are held by the Lenders pro rata in accordance with the Commitments hereunder. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto. (b) Defaulting Lender Cure. If the Company and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held on a pro rata basis by the Lenders in accordance with their Total Pro Rata Shares), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Company while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. SECTION 3. TAXES, YIELD PROTECTION AND ILLEGALITY 3.1 Taxes. (a) Defined Terms. For purposes of this Section 3.1, the term “applicable law” includes FATCA.

32 14442612v10 (b) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Company under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by the Company or any other Withholding Agent (as applicable), then the Company or such other applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Company shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made. (c) Payment of Other Taxes by the Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes. (d) Indemnification by the Borrower. The Borrower shall indemnify each Recipient, within 30 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability, together with a certified copy of evidence of such payment or a reasonably detailed calculation of the required payment, delivered to the Company by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, contemporaneously with the demand for payment, shall be conclusive absent demonstrable error. (e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of subsection 11.8(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e). (f) Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section 3.1, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent. (g) Status of Lenders. (1) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Company and the Administrative Agent, at the time or times reasonably requested by the Company or the

33 14442612v10 Administrative Agent, such properly completed and executed documentation reasonably requested by the Company or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Company or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Company or the Administrative Agent as will enable the Company or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.1(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. (i) Without limiting the generality of the foregoing and with respect to a Loan or Commitment extended to the Borrower, (A) any U.S. Lender shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax; (B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable: (1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty; (2) executed copies of IRS Form W-8ECI; (3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Sections 881(c) or 871(h) of the Code, (x) a certificate substantially in the form of Exhibit F-1 to the effect that such Foreign Lender (or, in the event that such Foreign Lender is a Disregarded Entity, the Person that is treated for U.S. federal income tax purposes as being the sole owner of such Lender) is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section

34 14442612v10 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-BEN-E, as applicable; or (4) to the extent a Foreign Lender (or, in the event that such Foreign Lender is a Disregarded Entity, the Person that is treated for U.S. federal income tax purposes as being the sole owner of such Lender) is not the beneficial owner (for U.S. federal income tax purposes), executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-2 or Exhibit F-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender (or, in the event that such Foreign Lender is a Disregarded Entity, the Person that is treated for U.S. federal income tax purposes as being the sole owner of such Lender) is a partnership (for U.S. federal income tax purposes) and one or more direct or indirect partners of such partnership are claiming the portfolio interest exemption, such partnership may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-4 on behalf of each such direct and indirect partner; (C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and (D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement. Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall promptly update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

35 14442612v10 (h) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Indemnified Taxes as to which it has been indemnified pursuant to this Section 3.1 (including by the payment of additional amounts pursuant to this Section 3.1), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Indemnified Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Indemnified Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Indemnified Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person. (i) Survival. Each party’s obligations under this Section 3.1 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document. 3.2 Illegality. (a) If any Lender determines that any Change of Law has made it unlawful, or that any central bank or other Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make Term SOFR Loans, then, on notice thereof by the Lender to the Company through the Administrative Agent, any obligation of that Lender to make Term SOFR Loans shall be suspended until the circumstances giving rise to such determination no longer exist. (b) If a Lender determines that it is unlawful to maintain any Term SOFR Loan, the Company shall, upon its receipt of notice of such fact and demand from such Lender (with a copy to the Administrative Agent), prepay in full such Term SOFR Loan, together with interest accrued thereon and amounts required under Section 3.4, either on the last day of the Interest Period thereof or, if earlier, on the date on which such Lender may no longer lawfully continue to maintain such Term SOFR Loan. If the Company is required to so prepay any Term SOFR Loan, then concurrently with such prepayment, the Company shall borrow from the Affected Lender, in the amount of such repayment, a Base Rate Loan. (c) If the obligation of any Lender to make or maintain Term SOFR Loans has been so terminated or suspended, all Loans which would otherwise be made by such Lender as Term SOFR Loans shall be instead Base Rate Loans. (d) Before giving any notice to the Administrative Agent or demand upon the Company under this Section, the Affected Lender shall designate a different Lending Office with respect to its Term SOFR Loans or, as applicable, if such designation will avoid the need for giving such notice or making such demand and will not, in the judgment of such Lender, be illegal or otherwise disadvantageous to such Lender.

36 14442612v10 3.3 Increased Costs and Reduction of Return. (a) If after the Effective Date any Lender determines that, due to either (i) any Change of Law (other than any change by way of imposition of or increase in reserve requirements included in the calculation of interest pursuant to subsection 2.13(f)) including, subjecting any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, or (ii) the compliance by that Lender with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of Law), there shall be any increase in the cost to the Administrative Agent or such Lender of agreeing to make or making, funding or maintaining any Credit Extension, then the Company shall be liable for, and shall from time to time, within 30 days after demand (with a copy of such demand to be sent to the Administrative Agent), pay to the Administrative Agent for its own account or the account of such Lender, additional amounts as are sufficient to compensate the Administrative Agent or such Lender for such increased costs. Neither the Administrative Agent nor any Lender shall make a demand for payment under this subsection 3.3(a) unless it also makes a demand for payment for increased costs to similarly situated borrowers party to a credit facility with the Administrative Agent or such Lender. (b) If after the Effective Date any Lender shall have determined that (i) the introduction of any Capital Adequacy Regulation, (ii) any change in any Capital Adequacy Regulation, (iii) any change in the interpretation or administration of any Capital Adequacy Regulation by any central bank or other Governmental Authority charged with the interpretation or administration thereof, (iv) compliance by such Lender (or its Lending Office) or any Person controlling such Lender with any Capital Adequacy Regulation (excluding, in each of the foregoing cases, any change that is merely proposed and not binding) or (v) any Change of Law, affects or would affect the amount of capital or liquidity required or expected to be maintained by such Lender or such controlling Person and (taking into consideration such Lender’s or such controlling Person’s policies with respect to capital adequacy or liquidity and such Lender’s or such controlling Person’s desired return on capital) determines that the amount of such capital or liquidity is increased as a consequence of its Commitment, its Credit Extensions (or participations therein) or its obligations under this Agreement, then, within 30 days after demand of such Lender to the Borrower through the Administrative Agent, the Borrower shall pay to such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender for such increase. No Lender shall make a demand for payment under this subsection 3.3(b) unless it also makes a demand for payment for an increase in the amount of capital required or expected to be maintained by such Lender or such controlling Person to similarly situated borrowers party to a credit facility with such Lender. 3.4 Funding Losses. The Borrower shall reimburse each applicable Lender and hold each applicable Lender harmless from any loss or expense that such Lender may sustain or incur as a consequence of: (a) the failure of the Borrower to make on a timely basis any payment of principal of any Term SOFR Loan; (b) the failure of the Borrower to borrow, continue or convert a Loan after the Borrower has given (or is deemed to have given) a Notice of Borrowing or a Notice of Conversion/Continuation; (c) the failure of the Borrower to make any prepayment of a Loan in accordance with any notice delivered under Section 2.10;

37 14442612v10 (d) the prepayment or other payment (including after acceleration thereof) of a Term SOFR Loan on a day that is not the last day of the relevant Interest Period; or (e) the automatic conversion under Section 2.4 of any Term SOFR Loan to a Base Rate Loan on a day that is not the last day of the relevant Interest Period; including any such loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain any Term SOFR Loan or from fees payable to terminate the deposits from which such funds were obtained. 3.5 Availability of Types of Borrowings; Adequacy of Interest Rates. (a) If in connection with any request for a Term SOFR Loan or a conversion to or continuation thereof, as applicable, (i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (A) no Successor Rate has been determined in accordance with Section 3.5(b), and the circumstances under clause (i) of Section 3.5(b) or the Scheduled Unavailability Date has occurred (as applicable) or (B) adequate and reasonable means do not otherwise exist for determining Term SOFR for any requested Interest Period with respect to a proposed Term SOFR Loan or in connection with an existing or proposed Base Rate Loan or (ii) the Administrative Agent or the Required Lenders determine that for any reason that the Term SOFR for any requested Interest Period with respect to a proposed Term SOFR Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Term SOFR Loans or to convert Base Rate Loans to Term SOFR Loans shall be suspended (to the extent of the affected Term SOFR Loans or Interest Periods), and (y) in the event of a determination described in the preceding sentence with respect to the Term SOFR component of the Base Rate, the utilization of the Term SOFR component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (or, in the case of a determination by the Required Lenders described in clause (ii) of this Section 3.5(a), until the Administrative Agent upon instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, (i) the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Term SOFR Loans (to the extent of the affected Term SOFR Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein and (ii) any outstanding Term SOFR Loans shall be deemed to have been converted to Base Rate Loans at the end of their respective applicable Interest Period. (b) Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Borrower or Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to the Borrower) that the Borrower or Required Lenders (as applicable) have determined, that: (i) adequate and reasonable means do not exist for ascertaining one month, three month and six month interest periods of Term SOFR, including, without limitation, because the Term SOFR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or (ii) CME or any successor administrator of the Term SOFR Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent or such administrator with respect to its publication of Term SOFR, in each case acting in such capacity, has made a public statement identifying a specific date after which one month, three month and six month interest periods of Term SOFR or the Term SOFR Screen Rate

38 14442612v10 shall or will no longer be made available, or permitted to be used for determining the interest rate of Dollar denominated syndicated loans, or shall or will otherwise cease, provided that, at the time of such statement, there is no successor administrator that is satisfactory to the Administrative Agent, that will continue to provide such interest periods of Term SOFR after such specific date (the latest date on which one month, three month and six month interest periods of Term SOFR or the Term SOFR Screen Rate are no longer available permanently or indefinitely, the “Scheduled Unavailability Date”); then, on a date and time determined by the Administrative Agent (any such date, the “Term SOFR Replacement Date”), which date shall be at the end of an Interest Period or on the relevant interest payment date, as applicable, for interest calculated and, solely with respect to clause (ii) above, no later than the Scheduled Unavailability Date, Term SOFR will be replaced hereunder and under any Loan Document with Daily Simple SOFR for any payment period for interest calculated that can be determined by the Administrative Agent, in each case, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document (the “Successor Rate”). If the Successor Rate is Daily Simple SOFR, all interest payments will be payable on a quarterly basis. Notwithstanding anything to the contrary herein, (i) if the Administrative Agent determines that Daily Simple SOFR is not available on or prior to the Term SOFR Replacement Date, or (ii) if the events or circumstances of the type described in Section 3.5(b)(i) or (ii) have occurred with respect to the Successor Rate then in effect, then in each case, the Administrative Agent and the Borrower may amend this Agreement solely for the purpose of replacing Term SOFR or any then current Successor Rate in accordance with this Section 3.5 at the end of any Interest Period, relevant interest payment date or payment period for interest calculated, as applicable, with an alternative benchmark rate giving due consideration to any evolving or then existing convention for similar Dollar denominated credit facilities syndicated and agented in the United States for such alternative benchmark and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar Dollar denominated credit facilities syndicated and agented in the United States for such benchmark. For the avoidance of doubt, any such proposed rate and adjustments, shall constitute a “Successor Rate”. Any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Borrower unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders object to such amendment. The Administrative Agent will promptly (in one or more notices) notify the Borrower and each Lender of the implementation of any Successor Rate. Any Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such Successor Rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent. Notwithstanding anything else herein, if at any time any Successor Rate as so determined would otherwise be less than zero%, the Successor Rate will be deemed to be zero% for the purposes of this Agreement and the other Loan Documents.

39 14442612v10 In connection with the implementation of a Successor Rate, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Conforming Changes to the Borrower and the Lenders reasonably promptly after such amendment becomes effective. 3.6 Certificates of Lenders. Any Lender claiming reimbursement or compensation under this Section 3 shall deliver to the Borrower (with a copy to the Administrative Agent), prior to or contemporaneously with any demand for payment under this Section 3, a certificate setting forth in reasonable detail the basis for, and a computation of the amount payable to, such Lender, and such certificate shall be conclusive and binding on the Borrower in the absence of demonstrable error. In determining such amount, any Lender may use any reasonable averaging or attribution method. Notwithstanding anything to the contrary contained in this Agreement, no amount shall be payable by the Borrower pursuant to Section 3.1 or 3.3 with respect to any period commencing more than 90 days before the delivery of the certificate contemplated by this Section 3.6 unless such amount is claimed as a result of the retroactive effect of any newly enacted or adopted law, rule or regulation and such certificate is delivered within 90 days after such enactment or adoption. 3.7 Substitution of Lenders. If (a) any Lender shall become a Defaulting Lender, (b) the Borrower shall receive from any Lender (or any of its Participants) a claim for compensation under Section 2.13(f), 3.1 or 3.3, (c) the Borrower shall receive a notice under Section 3.2 or (d) except while an Event of Default pursuant to Sections 8.1.1, 8.1.6 or 8.1.7 exists, any Lender, without the Company’s written consent, enters into any assignment to, or participation with, a Disqualified Institution, then the Administrative Agent may (or upon the written request of the Borrower if the Borrower has located or identified a replacement Lender that is an Eligible Assignee and is reasonably acceptable to the Administrative Agent as contemplated below, shall) replace such Lender (the “affected Lender”), or cause such affected Lender to be replaced, with another lender (the “replacement Lender”) satisfying the requirements of an Eligible Assignee under Section 11.8, by having the affected Lender sell and assign all of its rights and obligations under this Agreement and the other Loan Documents to the replacement Lender pursuant to Section 11.8; provided, however, that if the Borrower seeks to exercise such right, neither the Administrative Agent nor any Lender shall have any obligation to identify or locate a replacement Lender for the Borrower (it being expressly agreed that in such circumstances it is the Borrower’s obligation to identify or locate a replacement Lender that is an Eligible Assignee and is reasonably acceptable to the Administrative Agent). Upon receipt by any affected Lender of a written notice from the Administrative Agent stating that the Administrative Agent is exercising the replacement right set forth in this Section 3.7, such affected Lender shall sell and assign all of its rights and obligations under this Agreement and the other Loan Documents to the replacement Lender pursuant to Section 11.8 for a purchase price equal to the sum of 100% of the principal amount of the affected Lender’s Loans so sold and assigned or such other amount as is agreed to by such affected Lender and such replacement Lender), all accrued and unpaid interest thereon and its ratable share of all fees to which it is entitled. If such affected Lender fails to execute the documentation required to effectuate such assignment, such documentation may be executed by the Borrower on behalf of such affected Lender. For the avoidance of doubt, if the result of any Bail-In Action is to reduce, terminate or otherwise modify such affected Lender’s interests, rights and obligations under this Agreement or the other Loan Documents, exercising the replacement right set forth in this Section 3.7 shall not be available with respect to such affected Lender. Notwithstanding any other provision of this Agreement to the contrary, if (a) a Lender (a “Demanding Lender”) demands any payment of any amount pursuant to Section 3.3 and the amount so demanded is disproportionately greater than the amount of compensation (if any) that the Company

40 14442612v10 generally is obligated to pay to other Lenders arising out of the same event or circumstance giving rise to such demand (a “Trigger Event”) or (b) a Bail-In Action with respect to a Lender results in the reduction or termination of such Lender’s interests, rights and/or obligations under this Agreement and/or one or more of the other Loan Documents, then the Company may terminate such Lender’s Commitment, in its entirety, hereunder, provided that (i) no Event of Default or Unmatured Event of Default shall have occurred and be continuing at the time of such Commitment termination, (ii) in the case of a Demanding Lender, the Company shall concurrently terminate the Commitment of each other Lender that has made a demand for payment under Section 3.3 that arises out of such Trigger Event and that is similarly disproportionate to the amount the Company is generally obligated to pay to other Lenders arising out of such Trigger Event, (iii) the Required Lenders shall have consented to each such Commitment termination and (iv) such Lender shall have been paid all amounts then due to it under this Agreement and each other Loan Document (which, for the avoidance of doubt, the Borrower may pay in connection with any such termination without making ratable payments to any other Lender (other than another Lender that has a Commitment that concurrently is being terminated under this Section 3.7)). In no event shall the termination of a Lender’s Commitment in accordance with this paragraph impair or otherwise affect the obligation of the Company to make any payment demanded by such Lender in accordance with Section 3.3. 3.8 Survival. The agreements and obligations of the Borrower in this Section 3 shall survive the termination of this Agreement and the payment of all other Obligations. SECTION 4. CONDITIONS PRECEDENT 4.1 Conditions of Initial Credit Extension. The obligation of each Lender to make its initial Credit Extension is subject to the conditions precedent set forth in this Section 4.1, and the Administrative Agent shall have received all of the following, in form and substance satisfactory to the Administrative Agent and the Lenders, and in sufficient copies for each Lender: 4.1.1 Notes. All Notes requested by Lenders, if any. 4.1.2 Resolutions; Incumbency. (a) Copies of resolutions of the board of directors of the Borrower authorizing the transactions contemplated by the Loan Documents, certified as of the Effective Date by the Secretary or an Assistant Secretary of the Borrower; and (b) a certificate of the Secretary or Assistant Secretary of the Borrower certifying the names and true signatures of the officers of the Borrower authorized to execute and deliver the Loan Documents to which such Person is a party. 4.1.3 Good Standing Certificates. A copy of a good standing certificate (or the equivalent) as of a recent date for the Borrower issued by the Secretary of State or other appropriate official of its jurisdiction of organization. 4.1.4 Legal Opinion. An opinion of Foley & Lardner LLP, counsel to the Company dated the Effective Date and addressed to the Administrative Agent and the Lenders, in form and substance reasonably acceptable to the Administrative Agent. 4.1.5 Payment of Fees. Evidence of payment by the Borrower of all accrued and unpaid fees, costs and expenses in respect hereof to the extent invoiced reasonably in advance of the Effective Date.

41 14442612v10 4.1.6 Certificate. A certificate signed by a Responsible Officer, dated as of the Effective Date, stating that: (a) the representations and warranties contained in Section 5 are true and correct on and as of such date, as though made on and as of such date; (b) no Event of Default or Unmatured Event of Default exists or would result from the initial Credit Extension; and (c) since December 31, 2024, there has been no Material Adverse Effect. 4.1.7 Other Documents. Such other approvals, opinions, documents or materials as the Administrative Agent or any Lender may reasonably request. For purposes of determining compliance with the conditions specified in this Section 4.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Effective Date specifying its objection thereto. 4.2 Conditions to All Loans. The obligation of each Lender to make any Credit Extension is subject to the satisfaction of the following conditions precedent on the date of such Credit Extension: 4.2.1 Notice. The Administrative Agent shall have received a Notice of Borrowing. 4.2.2 Continuation of Representations and Warranties. The representations and warranties in Section 5 (other than Section 5.5 and subsection 5.11(b)) shall be true and correct in all material respects (except to the extent any such representation and warranty itself is qualified by “materiality”, “Material Adverse Effect” or similar qualifier, in which case, it is true and correct in all respects) on and as of the date of such Credit Extension with the same effect as if made on and as of such date (except to the extent such representations and warranties expressly refer to an earlier date, in which case they shall be true and correct as of such earlier date). 4.2.3 No Existing Default. No Event of Default or Unmatured Event of Default shall exist or shall result from such Credit Extension. 4.2.4 Notice of Borrowing. Each Notice of Borrowing submitted by the Borrower hereunder shall constitute a representation and warranty by the Borrower that, as of the date of such notice or request and as of the date of such Credit Extension, the conditions in this Section 4.2 are satisfied. SECTION 5. REPRESENTATIONS AND WARRANTIES The Company represents and warrants to the Administrative Agent and each Lender represents and warrants with respect to itself to the Administrative Agent and each Lender that: 5.1 Corporate Existence and Power. The Borrower: (a) is duly organized, validly existing and in good standing (or the equivalent) under the laws of the jurisdiction of its incorporation;

42 14442612v10 (b) has the power and authority and all governmental licenses, authorizations, consents and approvals to (i) own its assets, (ii) carry on its business and (iii) execute, deliver and perform its obligations under the Loan Documents to which it is a party; (c) is duly qualified as a foreign entity and is licensed and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification or license; and (d) is in compliance with all Requirements of Law; except, in each case referred to in clause (a), clause (b)(i), clause (b)(ii), clause (c) or clause (d), to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect. 5.2 Authorization; No Contravention. The execution, delivery and performance by the Borrower of each Loan Document to which it is a party have been duly authorized by all necessary organizational action by the Borrower, and do not and will not: (a) contravene the terms of any of the Borrower’s Organization Documents; (b) conflict with or result in any breach or contravention of, or (other than under any Loan Document) the creation of any Lien under, any document evidencing any material Contractual Obligation to which the Company or any Subsidiary is a party or any order, injunction, writ or decree of any Governmental Authority to which the Company or any Subsidiary or any of their respective property is subject; or (c) violate any Requirement of Law. 5.3 Authorization. No approval, consent, exemption, authorization or other action by, or notice to, or filing with, any Governmental Authority is necessary or required to be made by the Borrower in connection with the execution, delivery or performance by, or enforcement against, the Borrower of any Loan Document to which it is a party (other than customary post-closing filings with the SEC). 5.4 Binding Effect. This Agreement has been duly executed and delivered by the Borrower and, upon execution and delivery thereof by the Borrower, each Loan Document to which the Borrower is a party will be duly executed and delivered by the Borrower. This Agreement constitutes a legal, valid and binding obligation of the Borrower and, upon the execution and delivery thereof by the Borrower, each other Loan Document to which the Borrower is a party will constitute a legal, valid and binding obligation of the Borrower, in each case enforceable against the Borrower in accordance with its respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability. 5.5 Litigation. Except as specifically disclosed in Schedule 5.5, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of a Responsible Officer of the Company, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, against the Company or any Subsidiary or any of their respective properties which: (a) pertain to this Agreement or any of the transactions contemplated hereby; or (b) would reasonably be expected to have a Material Adverse Effect.

43 14442612v10 No injunction, writ, temporary restraining order or other order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance by the Company or any Subsidiary of this Agreement or any other Loan Document or directing that the transactions provided for herein or therein not be consummated as herein provided. 5.6 [Reserved.] 5.7 ERISA Compliance. Except as specifically disclosed in Schedule 5.7: (a) Each Plan is in compliance with the applicable provisions of ERISA, the Code and other Federal, state or other Law, except where any failures to be in compliance, either alone or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Each Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS (or an opinion letter upon which it may rely) and, to the best knowledge of the Company, nothing has occurred which would cause the loss of such qualification, except to the extent that the failure to receive such letter or the cost of correcting any failure of qualification, either alone or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. The Company and its ERISA Affiliates have made all required contributions to any Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan, except to the extent that any of the foregoing, either alone or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. (b) There are no pending or, to the best knowledge of Company, threatened (in writing) claims, actions or lawsuits, or actions by any Governmental Authority (or any facts which after notice or lapse of time or both could reasonably be expected to give rise to any such claim, action or lawsuit), with respect to any Plan that, either alone or in the aggregate, have resulted or could reasonably be expected to result in a Material Adverse Effect. There have been no prohibited transactions or violations of the fiduciary responsibility rules with respect to any Plan that, either alone or in the aggregate, have resulted or could reasonably be expected to result in a Material Adverse Effect. (c) Except to the extent that any of the following, either alone or in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no contribution failure by the Company or any ERISA Affiliate has occurred with respect to a Pension Plan sufficient to give rise to a Lien under Section 303(k) of ERISA; (iii) neither the Company nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (iv) neither the Company nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA. 5.8 Use of Proceeds. The proceeds of the Loans are to be used solely for the purposes set forth in and permitted by Section 6.10. 5.9 [Reserved.]

44 14442612v10 5.10 Taxes. The Company and its Subsidiaries have filed all federal income, state income, and other material Tax returns and reports (including foreign Tax returns and reports) required to be filed, and have paid when due and payable all federal income, state income and other material Taxes, assessments, fees and other governmental charges (including foreign Taxes, assessments, fees and other governmental charges) imposed by any Governmental Authority that are due and payable or that may give rise to a Lien, except (a) those which are being contested in good faith by appropriate proceedings or action and for which adequate reserves have been provided in accordance with GAAP and/or (b) where the failure to make such filing or payment could not reasonably be expected to have a Material Adverse Effect. As of the Effective Date, to the Company’s knowledge, there is no proposed Tax assessment against the Company or any Subsidiary that would have a Material Adverse Effect. 5.11 Financial Condition. (a) The audited consolidated financial statements of the Company and its Subsidiaries dated December 31, 2024, and the related consolidated statements of income or operations, stockholders’ equity and cash flows for the fiscal period ended on such date: (i) were prepared in all material respects in accordance with GAAP consistently applied throughout the periods covered thereby, except (x) as otherwise expressly noted therein and (y) for the absence of footnotes, and subject to audit and normal yearend adjustments; (ii) fairly present in all material respects the financial condition of the Company and its Subsidiaries as of the dates thereof and results of operations for the periods covered thereby. (b) Since December 31, 2024, there has been no Material Adverse Effect. 5.12 Environmental Matters. Except as disclosed on Schedule 5.12, to the best of the Company’s knowledge, all existing Environmental Laws and existing Environmental Claims on its business, operations and properties, could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. 5.13 Regulated Entities. Neither the Company nor any Subsidiary is an “Investment Company” within the meaning of the Investment Company Act of 1940. Neither the Company nor any Subsidiary is subject to regulation under the Federal Power Act or any state public utilities code. 5.14 [Reserved.] 5.15 [Reserved.] 5.16 Anti-Corruption Laws and Sanctions. (a) The Company maintains in effect policies and procedures designed to promote compliance in all material respects by the Company, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Company, its Subsidiaries and their respective officers and directors and to the knowledge of the Company, its employees and agents are in compliance with Anti-Corruption Laws and applicable Sanctions, in each case, in all material respects. None of (a) the Company, any Subsidiary or to the knowledge of the Company or such Subsidiary any of their respective directors, officers or employees, or (b) to the knowledge of the Company, any agent of the Company or any Subsidiary that will act in any capacity in connection with or directly

45 14442612v10 benefit from the credit facility established hereby, is a Sanctioned Person, in each case other than solely by virtue of operating, residing in and/or being organized in a Sanctioned Country in a manner that does not violate any applicable Sanctions. No Borrowing, use of proceeds by the Borrower or the other transactions contemplated hereby will violate any Anti-Corruption Law or applicable Sanctions. (b) Neither the making of the Loans hereunder, nor the use of the proceeds thereof by the Borrower, will violate the Patriot Act, the Trading with the Enemy Act, as amended, any of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto or successor statute thereto. The Company and its Subsidiaries are in compliance in all material respects with the Patriot Act. 5.17 Full Disclosure. None of the representations or warranties made by the Borrower in this Agreement as of the date such representations and warranties are made or deemed made, and none of the statements contained in any exhibit, report, written statement or certificate furnished by or on behalf of the Borrower in connection with this Agreement (including the offering and disclosure materials delivered by or on behalf of the Borrower to the Lenders prior to the Effective Date), contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading as of the time when made or delivered (it being understood that (i) any projections and forecasts provided by the Company or any Subsidiary are based on good faith estimates and assumptions believed by the Company or such Subsidiary to be reasonable as of the date of the applicable projections or forecasts and that actual results during the periods covered by any such projections and forecasts may differ from projected or forecasted results and (ii) any representation made pursuant to this Section 5.17 in respect of information provided with respect to any entity or assets acquired or to be acquired by the Company or any of its Subsidiaries, for all periods prior to the date of the consummation of such acquisition, is being made to the knowledge of the Company). As of the Effective Date, to the best knowledge of the Company, the information included in any Beneficial Ownership Certification provided on or prior to the Effective Date in connection with this Agreement is true and correct in all material respects. 5.18 Affected Financial Institutions. The Borrower is not an Affected Financial Institution. SECTION 6. AFFIRMATIVE COVENANTS So long as any Lender shall have any Commitment hereunder, or any Loan or other Obligation (other than any contingent indemnification or similar obligation not yet due and payable) shall remain unpaid or unsatisfied, unless the Required Lenders waive compliance in writing: 6.1 Financial Statements. The Company shall deliver to the Administrative Agent (which shall promptly make available to each Lender): (a) As soon as available (but not later than 10 days after the date required to be filed with the SEC after giving effect to any extensions thereof in accordance with applicable law) after the end of each fiscal year, beginning with fiscal year ended December 31, 2025, a copy of the audited consolidated balance sheet of the Company and its Subsidiaries as at the end of such year and the related consolidated statements of income or operations, stockholders’ equity and cash flows for such year, setting forth in each case in comparative form the figures for the previous fiscal year, and accompanied by the opinion of Ernst & Young LLP or another nationally-recognized independent public accounting firm (“Independent Auditor”) which report shall (x) state that such consolidated financial statements present fairly, in all material respects, the financial position for the periods indicated in conformity with GAAP (except as specified therein) and (y) not be qualified or limited because of a restricted or limited examination by the Independent Auditor of any material portion of the Company’s or any Subsidiary’s records; provided that

46 14442612v10 (i) if the Independent Auditor’s report with respect to such consolidated financial statements is a combined report (that is, one report containing both an opinion on such consolidated financial statements and an opinion on internal controls over financial reporting), then such report may include a qualification or limitation relating to the Company’s system of internal controls over financial reporting due to the exclusion of any acquired business from the Independent Auditor’s management report on internal controls over financial reporting to the extent such exclusion is permitted under provisions published by the SEC or other applicable Governmental Authority, and (ii) such opinion may include references (excluding formal qualifications) regarding audits performed by other auditors as contemplated by AU Section 543, Part of Audit Performed by Other Independent Auditors (or any successor or similar standard under GAAP); (b) As soon as available (but not later than five days after the date required to be filed with the SEC after giving effect to any extensions thereof in accordance with applicable law) after the end of each of the first three fiscal quarters of each fiscal year, beginning with fiscal quarter ending March 31, 2026, a copy of the unaudited consolidated balance sheet of the Company and its Subsidiaries as of the end of such quarter and the related consolidated statements of income, stockholders’ equity and cash flows for such quarter and for the period commencing on the first day of the then-current fiscal year and ending on the last day of such quarter, certified by a Responsible Officer of the Company as fairly presenting in all material respects, in accordance with GAAP (subject to the absence of footnotes and to audit and normal year-end adjustments), the financial position and the results of operations of the Company and its Subsidiaries. 6.2 Certificates; Other Information. The Company shall furnish to the Administrative Agent (which shall promptly make available to each Lender): (a) concurrently with the delivery of the financial statements referred to in subsection 6.1(a) and each set of quarterly statements referred to in subsection 6.1(b), a Compliance Certificate executed by a Responsible Officer of the Company (and in addition to the foregoing certificate, the Company shall, if Additional Covenants are included in, or otherwise in effect under, the Senior Note Purchase Documents, concurrently deliver to the Administrative Agent for distribution to the Lenders a copy of each compliance certificate delivered to the investors under the Senior Note Purchase Agreement to the extent related to confirming compliance or non-compliance with such Additional Covenants); (b) promptly, copies of all registration statements (other than the Exhibits thereto and any registration statements on Form S-8 or its equivalent) and final reports on Forms 10-K and 10-Q that the Company shall have filed with the SEC; (c) promptly following any request therefor, such information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation; (d) promptly upon the execution and delivery thereof, notice of any waiver, consent, modification or amendment of or to the Senior Note Purchase Agreement with respect to any Additional Covenant, together with a copy of the documentation evidencing the foregoing; and (e) promptly, such additional information regarding the business, financial or corporate affairs of the Company or any Subsidiary as the Administrative Agent, at the request of any Lender, may from time to time reasonably request (it being understood and agreed that neither the Company nor any of its Subsidiaries shall be required to disclose or discuss, or permit the inspection, examination or making of extracts of, any records, books, information or account or other matter (1) in respect of which disclosure to the Administrative Agent, any Lender or their representatives is then prohibited by applicable

47 14442612v10 law or any agreement binding on the Company or its Subsidiaries; (2) that is protected from disclosure by the attorney-client privilege or the attorney work product privilege or (3) that constitutes non-financial trade secrets or non-financial proprietary information). Documents required to be delivered pursuant to subsection 6.1(a) or (b) or subsection 6.2(b) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Company posts such documents, or provides a link thereto, on the Company’s website on the Internet at the website address listed on Schedule 11.2; (ii) on which such documents are posted on the Company’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); or (iii) on which such documents are filed for public availability on the SEC’s Electronic Data Gathering and Retrieval System (or any successor thereto which is freely and readily available to the Administrative Agent and the Lenders without charge). The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Company with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents. Notwithstanding the above, if any report, certificate or other information required under this Section 6.2 or elsewhere herein is due on a day that is not a Business Day, then such report, certificate or other information shall be required to be delivered by the first day after such day that is a Business Day. 6.3 Notices. The Company shall promptly notify the Administrative Agent (which shall promptly notify each Lender) after a Responsible Officer of the Company obtains knowledge of: (a) the occurrence of any Event of Default or Unmatured Event of Default; (b) any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect; (c) the occurrence of any of the following events affecting the Company or any ERISA Affiliate: (i) an ERISA Event, provided, however, that, in the case of an ERISA Event arising from a complete or partial withdrawal by the Company or any ERISA Affiliate from a Multiemployer Plan, this Section 6.3(c)(i) shall not require notice to the Administrative Agent unless it results in withdrawal liability of the Company and/or its Subsidiaries under Section 4201 of ERISA under a Multiemployer Plan in excess of $5,000,000; (ii) a contribution failure with respect to a Pension Plan sufficient to give rise to a Lien under Section 303(k) of ERISA; (iii) the adoption of, or the commencement of contributions to, one or more Plans subject to Section 412 of the Code by the Company or any ERISA Affiliate; or (iv) the adoption of any amendment to a Plan subject to Section 412 of the Code, if such amendment results in a material increase in contributions to such Plan; and (d) promptly after the occurrence thereof, notice to the applicable Lender of any change in the information provided in the Beneficial Ownership Certification delivered to such Lender that would result in a change to the list of beneficial owners identified in such certification.

48 14442612v10 Each notice under this Section 6.3 shall be accompanied by a written statement by a Responsible Officer of the Company setting forth details of the occurrence referred to therein, and stating what action the Company or any affected Subsidiary proposes to take with respect thereto and at what time. Each notice under subsection 6.3(a) shall describe with particularity all provisions, if any, of this Agreement that have been breached or violated. 6.4 Preservation of Corporate Existence, Etc. Except as otherwise expressly permitted under this Agreement, the Company shall, and shall cause each Material Subsidiary to: (a) preserve and maintain in full force and effect its corporate or other organizational existence and good standing (if applicable) under the Laws of its jurisdiction of incorporation; (b) preserve and maintain in full force and effect all governmental rights, privileges, qualifications, permits, licenses and franchises necessary or desirable in the normal conduct of its business except in connection with transactions permitted by Section 7.2 and sales of assets permitted by Section 7.3; (c) use reasonable efforts, in the ordinary course of business, to preserve its business organization and goodwill; (d) preserve or renew all of its registered patents, trademarks, trade names and service marks; unless in the good faith judgment of the Company, the failure to do any of the acts specified above could not reasonably be expected to have a Material Adverse Effect (provided that the Borrower shall at all times comply with subsection (a) above). 6.5 Insurance. The Company shall, and shall cause each Material Subsidiary to, maintain with financially sound and reputable insurers (except to the extent that any insurer insuring the properties and business of the Company and its Material Subsidiaries ceases to be financially sound and reputable after the Effective Date, in which case, the Company shall promptly replace such insurer with a financially sound and reputable insurer), insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons (provided that the Company and its Material Subsidiaries may self-insure against such risks and in such amounts as are usually self-insured by companies engaged in similar businesses and owning similar properties in the same general areas in which the Company and its Material Subsidiaries operate), except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect. 6.6 Compliance With Laws. The Company shall, and shall cause each Subsidiary to, comply with all Requirements of Law (including any Environmental Law) of any Governmental Authority having jurisdiction over it or its business, except where the failure to so comply could not reasonably be expected to cause a Material Adverse Effect. The Company will maintain in effect policies and procedures designed to promote compliance in all material respects by the Company, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions. 6.7 Compliance With ERISA. Except to the extent that any of the following, either alone or in the aggregate, could not reasonably be expected to have a Material Adverse Effect the Company shall, and shall cause each of its ERISA Affiliates to: (a) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state law; (b) cause each Plan which

49 14442612v10 is qualified under Section 401(a) of the Code to maintain such qualification; and (c) make all required contributions to any Plan subject to Section 412 of the Code. 6.8 Inspection of Property; Books and Records. The Company shall, and shall cause each Subsidiary to, maintain proper books of record and account, in which full, true and correct in all material respects entries sufficient to permit the preparation of financial statements in conformity with GAAP shall be made of all financial transactions and matters involving the assets and business of the Company and such Subsidiary. Solely during the occurrence and continuation of an Unmatured Event of Default or an Event of Default, the Company shall permit, and shall cause each Material Subsidiary to permit, representatives and independent contractors of the Administrative Agent and representatives of any Lender to visit and inspect any of their respective properties, to examine their respective organizational, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss their respective affairs, finances and accounts with their respective directors, officers and, in the presence of the Company if the Company shall so request, independent public accountants, all at the expense of such Lender or the Administrative Agent (or at the expense of the Company if an Event of Default exists) and at such reasonable times during normal business hours, upon reasonable advance notice to the Company and on only one occasion (in the aggregate for all Lenders and the Administrative Agent) during any fiscal year; provided that (i) when an Event of Default exists, the Administrative Agent or any Lender may do any of the foregoing at the expense of the Company at any time during normal business hours, as often as may be reasonably desired and without advance notice and (ii) it is understood and agreed that neither the Company nor any of its Subsidiaries shall be required to disclose or discuss, or permit the inspection, examination or making of extracts of, any records, books, information or account or other matter (1) in respect of which disclosure to the Administrative Agent, any Lender or their representatives is then prohibited by applicable law or any agreement binding on the Company or its Subsidiaries, (2) that is protected from disclosure by the attorney-client privilege or the attorney work product privilege or (3) that constitutes non-financial trade secrets or non-financial proprietary information. 6.9 Payment of Taxes. The Company shall, and shall cause each Material Subsidiary to, pay when due all material Tax liabilities, assessments and governmental charges upon it or its properties, unless (a) the same are being contested in good faith by appropriate proceedings or action and adequate reserves in accordance with GAAP are being maintained with respect thereto, and/or (b) the failure to do so could not reasonably be expected to have a Material Adverse Effect. 6.10 Use of Proceeds. The Borrower shall use the proceeds of the Loans to finance the purchase price for the Company’s acquisition of LVC Holdco LLC and associated fees and expenses. No part of the proceeds of any Loan shall be used, whether directly or indirectly, to purchase, acquire or carry any Margin Stock in violation of Regulations T, U and X of the FRB or for any purpose that entails a violation of any of the regulations of the FRB, including Regulations T, U and X. The Company will not request any Borrowing, and the Company shall not directly use or knowingly indirectly use, and the Company shall ensure that its Subsidiaries and, to the Company’s knowledge, the Company’s and its Subsidiaries’ respective directors, officers, employees and agents (to the extent such agents are under the control and acting on behalf of the Company or any Subsidiary) do not directly use nor knowingly indirectly use, the proceeds of any Borrowing or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, in each case, (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, to the extent such activities, business or transaction would violate Sanctions if conducted by a corporation incorporated in the United States or in a European Union member state or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

50 14442612v10 6.11 [Reserved.] 6.12 [Reserved.] 6.13 [Reserved.] 6.14 Most Favored Lender Status. If and for so long as the Company is bound by any Additional Covenants under the Senior Note Purchase Documents, the terms of this Agreement shall, without any further action on the part of the Company or any of the Lenders, be deemed to be amended automatically and immediately to include each Additional Covenant contained in such agreements and including such notice, grace or cure periods as are applicable to such Additional Covenant under such agreements; provided that such Additional Covenants shall automatically and immediately be deemed to cease to apply as and when the applicable provisions of such Senior Note Purchase Documents originally giving rise to such Additional Covenants are modified to conform with this Agreement or cease to apply (including, without limitation, as a result of the repayment in full and irrevocable termination of such Debt), it being understood that (x) any Unmatured Event of Default or Event of Default existing hereunder in respect of such an Additional Covenant at the time of such modification or cessation shall survive such modification or cessation until cured or waived in accordance with the provisions of this Agreement and (y) for the avoidance of doubt, the foregoing proviso shall not be deemed to cause the cessation of application of any covenant, restriction or default expressly set forth in this Agreement. SECTION 7. NEGATIVE COVENANTS So long as any Lender shall have any Commitment hereunder, or any Loan or other Obligation (other than any contingent indemnification or similar obligation not yet due and payable) shall remain unpaid or unsatisfied, unless the Required Lenders waive compliance in writing: 7.1 Limitation on Liens. The Company shall not, and shall not suffer or permit any Material Subsidiary to, directly or indirectly, make, create, incur, assume or suffer to exist any Lien upon or with respect to any part of its property, whether now owned or hereafter acquired, other than the following: (a) any Lien existing on property of the Company or any Material Subsidiary on the Effective Date and set forth in Schedule 7.1 securing Debt (or commitments therefor) or other obligations outstanding on such date; (b) Liens for taxes, fees, assessments or other governmental charges which are not delinquent or remain payable without penalty, or to the extent that non-payment thereof is permitted by Section 6.9, provided that no notice of lien has been filed or recorded under the Code or any other Requirement of Law; (c) carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or other similar Liens arising in the ordinary course of business which are not delinquent for more than 90 days or remain payable without penalty or which are being contested in good faith and by appropriate proceedings or actions, which proceedings or actions have the effect of preventing the forfeiture or sale of the property subject thereto; (d) Liens (other than any Lien imposed by ERISA) consisting of pledges or deposits required in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation;

51 14442612v10 (e) Liens on the property of the Company or any Material Subsidiary securing (i) the non-delinquent performance of bids, leases or statutory obligations, (ii) surety bonds (excluding appeal bonds and other bonds posted in connection with court proceedings or judgments) and contingent obligations in connection with surety bonds and (iii) other non-delinquent obligations of a like nature, in each case incurred in the ordinary course of business (and treating as non-delinquent any delinquency which is being contested in good faith and by appropriate proceedings or actions, which proceedings or actions have the effect of preventing the forfeiture or sale of the property subject thereto), and Liens on consigned goods in the possession of the Company or any Material Subsidiary incurred in the ordinary course of business; provided all such Liens in the aggregate would not (even if enforced) cause a Material Adverse Effect; (f) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, individually or in the aggregate, do not materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the businesses of the Company and its Material Subsidiaries; (g) Liens securing Debt or other obligations in respect of Capital Leases on the assets subject to such Capital Leases (and the proceeds thereof); (h) Liens arising solely by virtue of any statutory or common law provision or otherwise created by cash pooling arrangements in the ordinary course of business relating to banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution, including to facilitate the operation of cash pooling, interest set-off and/or sweep accounts; provided that (i) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company or the applicable Subsidiary in excess of those set forth by regulations promulgated by the FRB and (ii) such deposit account is not intended by the Company or any Material Subsidiary to provide collateral to the depository institution; (i) Liens arising in connection with Securitization Transactions; provided that the aggregate amount of all Securitization Obligations shall not exceed $250,000,000; (j) Liens on assets of any Material Subsidiary which becomes a Subsidiary after the date of this Agreement; provided that such Liens existed at the time such Person became a Subsidiary and were not created in anticipation thereof; (k) Liens securing reimbursement obligations incurred in the ordinary course of business for letters of credit or bankers’ acceptances, which Liens encumber only goods, or documents of title covering goods, which are purchased in transactions for which such letters of credit or bankers’ acceptances are issued; (l) any Lien on property or proceeds thereof existing at the time of acquisition (by merger or otherwise) of such property by the Company or a Material Subsidiary, or Liens to secure the payment of all or part of the purchase price of property upon the acquisition of property by the Company or a Material Subsidiary or to secure any Debt incurred or guaranteed prior to, at the time of, or within 270 days after the later of the date of acquisition of such property and the date such property is placed in service, for the purpose of financing all or any part of the purchase price thereof, or Liens to secure any Debt incurred or guaranteed for the purpose of financing the cost to the Company or a Material Subsidiary of improvements to such acquired property; provided, in each case, that (i) no such Lien shall at any time encumber any property other than the property financed by such Debt and the proceeds thereof (provided that individual financings permitted by this subsection provided by one Person or an Affiliate thereof may be cross-collateralized to other financings provided by such Person and its Affiliates that are permitted

52 14442612v10 under this subsection) and (ii) the Debt secured thereby shall not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition; (m) any extension, renewal or substitution of or for any Lien permitted by clause (a), (j) or (l) above to the extent that the amount of the Debt or other obligation or liability secured by the applicable Lien does not exceed the Debt or other obligation or liability existing immediately prior to such extension, renewal or substitution; provided that the scope of the property subject to such Lien is not increased; (n) Liens in favor of customs or revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods incurred in the ordinary course of business; (o) leases, subleases, licenses or sublicenses (including, in the case of licenses and sublicenses, of intellectual property) granted to others in the ordinary course of business which do not materially interfere with the ordinary conduct of the business of the Company or any Material Subsidiary and do not secure Debt; (p) Liens (i) of a collecting bank arising under Section 4-210 of the Uniform Commercial Code on items in the ordinary course of collection, and (ii) encumbering reasonable customary initial deposits and margin deposits and attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes; (q) any Lien permitted above on any property may extend to the identifiable proceeds of such property; (r) Liens on any cash and/or securities deposited to effectuate the defeasance, discharge and/or redemption of indebtedness in accordance with its terms; and (s) any Lien not otherwise permitted by the foregoing clauses of this Section; provided that the aggregate amount of all obligations of the Company and its Material Subsidiaries secured by all Liens permitted by this clause (s) does not exceed 20% of Consolidated Net Worth at the time of the incurrence of such obligations. 7.2 Consolidations and Mergers. The Company shall not, and shall not permit any Material Subsidiary to, merge, consolidate or amalgamate with any other Person; provided that (a) the Company may merge with another Person if (i) the Company is the acquiring and surviving Person (or, in the case of an amalgamation, the resulting Person shall have entered into an assumption agreement and provided all further assurances as the Administrative Agent or the Required Lenders may reasonably require), (ii) the holders of the capital stock of the Company before such merger continue to own at least 75% of the capital stock of the Company immediately after such merger and (iii) immediately after giving effect to such merger, no Event of Default or Unmatured Event of Default shall have occurred and be continuing; (b) any Material Subsidiary may merge, consolidate or amalgamate with the Company (subject to compliance with subsection (a) above) or with any other Subsidiary (so long as (x) a Material Subsidiary is the surviving or resulting Person and (y) if such transaction involves a Wholly-Owned Subsidiary, a Wholly-Owned Subsidiary is the surviving or resulting Person); and (c) any Disposition that would be permitted by Section 7.3 may be accomplished via a merger, consolidation or amalgamation. 7.3 Sales of Assets. The Company shall not, and shall not permit any Material Subsidiary to, sell, transfer, convey, lease or otherwise dispose of (any of the foregoing, a “Disposition”) all or substantially all of its assets as an entirety to any non-affiliated Person. For the avoidance of doubt, the

53 14442612v10 granting, existence or creation of a Lien permitted by Section 7.1 in and of itself shall not constitute a Disposition. 7.4 Hedging Obligations. The Company will not, and will not permit any Material Subsidiary to, incur any Hedging Obligations other than to hedge bona fide business risks (and not for speculation). 7.5 [Reserved]. 7.6 [Reserved.] 7.7 [Reserved.] 7.8 Maximum Leverage Ratio. The Company shall not permit the Leverage Ratio as of the end of any fiscal quarter to exceed 0.60 to 1.0; provided, that (i) the Company may, by written notice to the Administrative Agent for distribution to the Lenders and not more than two (2) times during any five consecutive year term of this Agreement, elect to increase the maximum Leverage Ratio permitted under this Section 7.8 to 0.65 to 1.0 as of the end of a Specified Quarter and the three (3) consecutive fiscal quarters ending immediately following such Specified Quarter (each such period of four (4) consecutive fiscal quarters, an “Adjusted Covenant Period”), and (ii) notwithstanding the foregoing clause (i), the Company may not elect an Adjusted Covenant Period for at least one (1) fiscal quarter following the end of an Adjusted Covenant Period before a new Adjusted Covenant Period is available again pursuant to the foregoing clause (i) (it being understood and agreed that at the end of an Adjusted Covenant Period, the maximum Leverage Ratio permitted under this Section 7.8 shall revert to 0.60 to 1.0 as of the end of each subsequent fiscal quarter unless and until another Adjusted Covenant Period is elected pursuant to the terms and conditions described above); provided, further, that, at any time after the definitive agreement for any Material Acquisition shall have been executed (or, in the case of a Material Acquisition in the form of a tender offer or similar transaction, after the offer shall have been launched) and prior to the consummation of such Material Acquisition (or termination of the definitive documentation in respect thereof (or such later date as such indebtedness ceases to constitute Acquisition Indebtedness as set forth in the definition of “Acquisition Indebtedness”)), any Acquisition Indebtedness (and the proceeds of such Debt) shall be excluded from the determination of the Leverage Ratio. 7.9 Minimum Interest Coverage. The Company shall not permit the Consolidated Interest Coverage Ratio as of the end of any fiscal quarter to be less than 3.0 to 1.0. 7.10 Limitation on Material Subsidiary Debt. The Company shall not permit the aggregate amount of all Funded Debt of Material Subsidiaries to exceed 20% of Consolidated Net Worth as of the date of incurrence; provided that, for purposes of this Section 7.10, Funded Debt of Material Subsidiaries shall not include (i) Debt to the Borrower or other Subsidiary, (ii) guaranties of Debt of the Company or another Subsidiary to the extent this Agreement does not prohibit the Company’s or such other Subsidiary’s incurrence of such Debt, (iii) Securitization Obligations in an aggregate amount outstanding not exceeding $250,000,000 and (iv) Debt existing on the Effective Date and identified on Schedule 7.10 and any refinancing, extension or renewal thereof or of any Debt under this clause (iv), in each case, to the extent the principal amount thereof is not increased (including extensions, renewals or replacements of guarantees in respect of such Debt as so refinanced, extended or renewed). SECTION 8. EVENTS OF DEFAULT 8.1 Event of Default. Any of the following shall constitute an “Event of Default”:

54 14442612v10 8.1.1 Non-Payment. The Borrower fails to pay, (i) when and as required to be paid herein, any amount of principal of any Loan, or (ii) within five Business Days after the same becomes due, any interest, fee or any other amount payable hereunder or under any other Loan Document. 8.1.2 Representation or Warranty. Any representation or warranty by the Borrower made or deemed made herein, or which is contained in any certificate, document or financial or other written statement by the Borrower or any Responsible Officer furnished at any time under this Agreement, is incorrect in any material respect on or as of the date made or deemed made. 8.1.3 Specific Defaults. The Borrower fails to perform or observe any applicable term, covenant or agreement contained in any of subsection 6.3(a) or Section 7 or any Additional Covenant (but only after giving effect to any notice, grace or cure period as may be applicable to such Additional Covenant). 8.1.4 Other Defaults. The Borrower fails to perform or observe any other term or covenant contained in this Agreement, and such default shall continue unremedied for a period of 30 days after the earlier of (i) the date upon which a Responsible Officer knew of such failure or (ii) the date upon which written notice thereof is given to the Company by the Administrative Agent or any Lender. 8.1.5 Cross-Default. The Company or any of its Material Subsidiaries (A) fails (subject to any applicable grace period) to make any payment in respect of Material Financial Obligations when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise); or (B) fails (subject to any applicable grace period) to perform or observe any other condition or covenant, or any other event shall occur or condition shall exist, under one or more agreements or instruments relating to Material Financial Obligations if as a result of such failure, event or condition such Material Financial Obligations become, or the holder or holders or beneficiary or beneficiaries of such Material Financial Obligations (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) have the then-existing right to cause (or require) such Material Financial Obligations to become, due and payable (or to be purchased, repurchased or defeased) prior to the stated maturity thereof, other than, for the avoidance of doubt, by a regularly scheduled payment or redemption (or required pre-payment); provided, however, that, notwithstanding the foregoing, none of the following events shall constitute an Event of Default or Unmatured Event of Default under this subsection 8.1.5 unless such event results in the acceleration of such Material Financial Obligations of the Company or any Material Subsidiary: (i) any such failure relating to a Material Financial Obligation that is assumed by the Company or any Subsidiary as part of an acquisition so long as such Material Financial Obligation is repaid in full or such failure is cured within 30 days of such acquisition, (ii) any secured Debt that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Debt, (iii) any change of control offer made within 60 days after an acquisition with respect to, and effectuated pursuant to, Debt of an acquired business, (iv) mandatory prepayment requirements arising from the receipt of net cash proceeds from debt, dispositions (including casualty losses, governmental takings and other involuntary dispositions), equity issues or excess cash flow so long as, in each case, no default or event of default occurs as a result of such mandatory prepayment, (v) prepayments required by the terms of Debt as a result of customary provisions in respect of illegality, replacement of lenders and gross-up provisions for Taxes, increased costs, capital adequacy and other similar customary requirements or (vi) any voluntary prepayment, redemption or other satisfaction of Debt that becomes mandatory in accordance with the terms of such Debt solely as the result of the Company or any Subsidiary delivering a prepayment, redemption or similar notice with respect to such prepayment, redemption or other satisfaction. 8.1.6 Insolvency; Voluntary Proceedings. The Company or any Material Subsidiary: (i) ceases or fails to be solvent, or generally fails to pay, or admits in writing its inability to pay, its debts generally as they become due, subject to applicable grace periods, if any, whether at stated maturity or

55 14442612v10 otherwise; (ii) voluntarily ceases to conduct its business in the ordinary course; (iii) commences any Insolvency Proceeding with respect to itself; or (iv) takes any action to effectuate or authorize any of the foregoing. 8.1.7 Involuntary Proceedings. (i) Any involuntary Insolvency Proceeding is commenced or filed against the Company or any Material Subsidiary, or any writ, judgment, warrant of attachment, execution or similar process, is issued or levied against a substantial part of the properties of the Company or any Material Subsidiary, and any such proceeding or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded within 60 days after commencement, filing or levy; (ii) the Company or any Material Subsidiary admits the material allegations of a petition against it in any Insolvency Proceeding, or an order for relief is ordered in any Insolvency Proceeding; or (iii) the Company or any Material Subsidiary acquiesces in the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor), or other similar Person for itself or a substantial portion of its property or business. 8.1.8 ERISA. (i) An ERISA Event shall occur with respect to one or more Pension Plans or Multiemployer Plans which has resulted or could reasonably be expected to result in liability of the Company or any ERISA Affiliate; (ii) a contribution failure shall have occurred with respect to a Pension Plan sufficient to give rise to a Lien under Section 303(k) of ERISA; or (iii) the Company or any ERISA Affiliate shall fail to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan; in each of the foregoing cases under clauses (i), (ii), and (iii) under this subsection 8.1.8, to the extent such events and/or circumstances, either alone or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. 8.1.9 Monetary Judgments or Settlements. One or more judgments, orders, decrees or arbitration awards is entered against the Company or any Material Subsidiary involving in the aggregate a liability (to the extent not covered by (x) third-party insurance as to which the insurer does not dispute coverage or (y) a self-insurance reserve), as to any single or related series of transactions, incidents or conditions, of $75,000,000 or more, and the same shall remain unsatisfied, unvacated and unstayed pending appeal for a period of 30 days after the entry thereof. 8.1.10 Change of Control. Any Change of Control occurs. 8.2 Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions: (a) declare the commitment of each Lender to make Loans, to be terminated, whereupon such commitments and obligation shall be terminated; (b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; (c) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable Law;

56 14442612v10 provided that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Company under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans shall automatically terminate and all interest and other amounts as aforesaid shall automatically become due and payable in each case without further act of the Administrative Agent or any Lender. 8.3 Application of Funds. After the exercise of remedies provided for in Section 8.2 (or after the Loans have automatically become immediately due and payable), any amount received on account of the Obligations of the Borrower shall be applied by the Administrative Agent in the following order: First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including Attorney Costs and amounts payable under Section 3) payable to the Administrative Agent; Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including Attorney Costs and amounts payable under Section 3), ratably among them in proportion to the amounts described in this clause Second payable to them; Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them; and Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them; Last, the balance, if any, after all of the Obligations have been paid in full in cash, to the Borrower or as otherwise required by Law. 8.4 Rights Not Exclusive. The rights provided for in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other right, power, privilege or remedy provided by Law or in equity, or under any other instrument, document or agreement now existing or hereafter arising. SECTION 9. THE ADMINISTRATIVE AGENT 9.1 Appointment and Authorization. Each of the Lenders hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Except as otherwise provided in Section 9.6, the provisions of this Section 9 are solely for the benefit of the Administrative Agent and the Lenders, and the Company shall not have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties. 9.2 Rights as a Lender. The Person serving as the Administrative Agent hereunder has the same rights and powers in its capacity as a Lender as any other Lender and may exercise them as though it

57 14442612v10 were not the Administrative Agent, and the term “Lender” or “Lenders,” unless otherwise expressly indicated or unless the context otherwise requires, includes the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, the Company or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders. 9.3 Exculpatory Provisions. (a) The Administrative Agent has no duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder are administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent: (i) is not subject to any fiduciary or other implied duties, regardless of whether an Unmatured Event of Default or an Event of Default has occurred and is continuing; (ii) has no duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as is expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent is not required to take any discretionary action that, in the opinion of the Administrative Agent or its counsel, could expose the Administrative Agent to liability or is contrary to any Loan Document or applicable Law, including for the avoidance of doubt any action that could be in violation of the automatic stay under any Debtor Relief Law or that could effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and (iii) does not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity. (b) The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as is necessary, or as the Administrative Agent believes in good faith is necessary, under the circumstances as provided in Sections 8.2 and 11.1), or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Unmatured Event of Default or Event of Default unless and until notice describing such Unmatured Event of Default or Event of Default is given to the Administrative Agent in writing by the Company or a Lender. (c) The Administrative Agent is not responsible for and has no duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Unmatured Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the

58 14442612v10 satisfaction of any condition set forth in Section 4 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent. 9.4 Reliance by Administrative Agent. The Administrative Agent may rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Credit Extension that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent has received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. 9.5 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of their duties and exercise their rights and powers by or through their respective Related Parties. The exculpatory provisions of this Section 9 apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent and apply to their respective activities in connection with the syndication of the facilities hereunder as well as activities as Administrative Agent. The Administrative Agent is not responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents. 9.6 Resignation of Administrative Agent. (a) The Administrative Agent may at any time give notice of its resignation to the Lenders and the Company. Upon receipt of any such notice of resignation, the Required Lenders may appoint a successor, which successor shall be consented to by the Company at all times other than during the existence of an Event of Default (which consent of the Company shall not be unreasonably withheld or delayed). If no such successor has been so appointed by the Required Lenders and has accepted such appointment 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as is agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but is not obligated to), on behalf of the Lenders, appoint a successor Administrative Agent; provided that in no event may any such successor Administrative Agent be a Defaulting Lender. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date. (b) If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (e) or (f) of the definition thereof, the Required Lenders may, to the extent permitted by applicable Law, by notice in writing to the Company and such Person remove such Person as Administrative Agent and, with the consent of the Company (not to be unreasonably withheld or delayed) other than during the existence of an Event of Default, appoint a successor. If no such successor has been so appointed by the Required Lenders and has accepted such appointment 30 days after the Administrative Agent receives notice of its removal (or such earlier day as is agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

59 14442612v10 (c) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (ii) except for any indemnity payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring or removed Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by the Company to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Section 9 and Sections 11.4 and 11.5 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its subagents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent. 9.7 Non-Reliance on Agents and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it from time to time deems appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder. 9.8 No Other Duties. Anything herein to the contrary notwithstanding, none of the Lead Arranger, any other joint lead arranger, the Co-Syndication Agents or the Documentation Agent has any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender. 9.9 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law, the Administrative Agent (irrespective of whether the principal of any Loan is then due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent has made any demand on the Company) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise: (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 11.4 and 11.5) allowed in such judicial proceeding; and (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same.

60 14442612v10 Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding. 9.10 Certain ERISA Matters. (a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Company or any of its Affiliates, that at least one of the following is and will be true: (i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments or this Agreement; (ii) the transaction exemption set forth in one or more PTEs, such as PTE 84- 14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96- 23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement; (iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement; or (iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender. (b) In addition, unless either (1) clause (i) of Section 9.10(a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with clause (iv) of Section 9.10(a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Company or any of its Affiliates, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the

61 14442612v10 Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto). 9.11 Erroneous Payments. (a) If the Administrative Agent (x) notifies a Lender or any Person who has received funds on behalf of a Lender (any such Lender or other recipient (and each of their respective successors and assigns), a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds (as set forth in such notice from the Administrative Agent) received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and (y) demands in writing the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent pending its return or repayment as contemplated below in this Section 9.11 and held in trust for the benefit of the Administrative Agent, and such Lender shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error. (b) Without limiting the immediately preceding clause (a), each Lender or any Person who has received funds on behalf of a Lender (and each of their respective successors and assigns), agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each such case: (i) it acknowledges and agrees that (A) in the case of the immediately preceding clauses (x) or (y), an error and mistake shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error and mistake has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and (ii) such Lender shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of the occurrence of any of the circumstances described in immediately preceding clauses (x), (y) and (z)) notify the Administrative Agent of its receipt of such

62 14442612v10 payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 9.11(b). For the avoidance of doubt, the failure to deliver a notice to the Administrative Agent pursuant to this Section 9.11(b) shall not have any effect on a Payment Recipient’s obligations pursuant to Section 9.11(a) or on whether or not an Erroneous Payment has been made. (c) Each Lender hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender under any Loan Document with respect to any payment of principal, interest, fees or other amounts, against any amount that the Administrative Agent has demanded to be returned under immediately preceding clause (a). (d) (i) In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor in accordance with Section 9.11(a), from any Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Lender at any time, then effective immediately (with the consideration therefor being acknowledged by the parties hereto), (A) such Lender shall be deemed to have assigned its Loans (but not its Commitments) with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) to the Administrative Agent in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) (on a cashless basis and such amount calculated at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance)), and is hereby (together with the Borrower) deemed to execute and deliver an Assignment and Assumption (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an electronic platform or electronic transmission system approved by the Administrative Agent and as to which the Administrative Agent and such parties are participants) with respect to such Erroneous Payment Deficiency Assignment, and such Lender shall deliver any Notes evidencing such Loans to the Borrower or the Administrative Agent (but the failure of such Person to deliver any such Notes shall not affect the effectiveness of the foregoing assignment), (B) the Administrative Agent as the assignee Lender shall be deemed to have acquired the Erroneous Payment Deficiency Assignment, (C) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender, (D) the Administrative Agent and the Borrower shall each be deemed to have waived any consents required under this Agreement to any such Erroneous Payment Deficiency Assignment, and (E) the Administrative Agent will reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Agreement. (i) Subject to Section 11.8 (but excluding, in all events, any assignment consent or approval requirements (whether from the Borrower or otherwise)), the Administrative Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced

63 14442612v10 by the net proceeds of the sale of such Loan (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender (and/or against any recipient that receives funds on its respective behalf). In addition, an Erroneous Payment Return Deficiency owing by the applicable Lender (x) shall be reduced by the proceeds of prepayments or repayments of principal and interest, or other distribution in respect of principal and interest, received by the Administrative Agent on or with respect to any such Loans acquired from such Lender pursuant to an Erroneous Payment Deficiency Assignment (to the extent that any such Loans are then owned by the Administrative Agent) and (y) may, in the sole discretion of the Administrative Agent, be reduced by any amount specified by the Administrative Agent in writing to the applicable Lender from time to time. (e) The parties hereto agree that (x) irrespective of whether the Administrative Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Lender, to the rights and interests of such Lender) under the Loan Documents with respect to such amount (the “Erroneous Payment Subrogation Rights”) (provided that the Borrower’s Obligations under the Loan Documents in respect of the Erroneous Payment Subrogation Rights shall not be duplicative of such Obligations in respect of Loans that have been assigned to the Administrative Agent under an Erroneous Payment Deficiency Assignment) and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower; provided that this Section 9.11 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of the Borrower relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by the Administrative Agent; provided, further, that for the avoidance of doubt, immediately preceding clauses (x) and (y) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower for the purpose of making such Erroneous Payment. (f) To the extent permitted by applicable Law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including, without limitation, any defense based on “discharge for value” or any similar doctrine. (g) Each party’s obligations, agreements and waivers under this Section 9.11 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document. SECTION 10. [RESERVED.] SECTION 11. MISCELLANEOUS 11.1 Amendments and Waivers. Except as provided in provided in Section 3.5(b)(i) and Section 3.5(b)(ii), no amendment or waiver of any provision of this Agreement, and no consent with respect to any departure by the Borrower therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders (or by the Administrative Agent at the written request of the Required Lenders) and the Borrower and acknowledged by the Administrative Agent, and then any such waiver or consent shall be

64 14442612v10 effective only in the specific instance and for the specific purpose for which given; provided that, in addition to requiring the signature of the Required Lenders (or the Administrative Agent at the written request of the Required Lenders) and the Borrower and the acknowledgment of the Administrative Agent, no such waiver, amendment or consent shall: (a) without the consent of each Lender directly affected thereby, increase or extend the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.2) (provided that an amendment, modification, waiver or consent with respect to any condition precedent, covenant, mandatory prepayment pursuant to Section 2.11, Event of Default or Unmatured Event of Default shall not constitute an increase in, or extension of, the Commitment of any Lender); (b) without the consent of each Lender directly and adversely affected thereby, postpone or delay any date fixed by this Agreement for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder; (c) without the consent of each Lender directly and adversely affected thereby, reduce the principal of, or the rate of interest specified herein on, any Loan or reduce any fees or other amounts payable hereunder; provided that (i) only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” and (ii) any amendment or modification of the financial covenants or ratios in this Agreement (or defined terms used in the financial covenants or ratios in this Agreement) shall not constitute a reduction in the rate of interest or fees for purposes of this clause (c); (d) without the consent of all of the Lenders, change the Total Pro Rata Share which is required for the Lenders or any of them to take any action hereunder; (e) without the consent of all of the Lenders, change Section 2.18, 2.19 or 8.3 in a manner that would alter the pro rata sharing of payments required thereby; provided, that the foregoing limitation in respect of Section 2.18 and 2.19 shall not prohibit each Lender directly and adversely affected thereby from consenting to the extension of the final maturity date of its Loans beyond the Termination Date as contemplated by Section 11.1(b) above; (f) without the consent of all of the Lenders, amend the definition of “Required Lenders” or this Section or any provision herein providing for consent or other action by all Lenders; or (g) without the consent of all of the Lenders, subordinate, or have the effect of subordinating, the Obligations hereunder to any other Debt; and provided, further, that no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent that by its terms requires the consent of all the Lenders or each affected Lender (or any similar term) may be effected with the consent of the applicable Lenders other than Defaulting Lenders, except that (x) a Commitment of any Defaulting Lender may not be increased or extended, the maturity of any of its Loans may not be extended, the rate of interest on any of its Loans may not be reduced and the principal amount of any of its Loans may not be forgiven, in each case without the consent of such Defaulting Lender and (y) any amendment, waiver or consent requiring the consent of all the Lenders or each affected Lender (or any similar term) that by its terms affects any Defaulting Lender more adversely than the other affected Lenders (other than as the result of the relative size of such Defaulting Lender’s Loans and/or Commitment) requires the consent of such Defaulting Lender).

65 14442612v10 No failure or delay by the Administrative Agent or any Lender in exercising any right under this Agreement or any other Loan Document shall operate as a waiver thereof or of any other right hereunder or thereunder nor shall any single or partial exercise of any such right preclude any other further exercise thereof or of any other right hereunder or thereunder. The Lenders may condition the giving or making of any amendment, waiver or consent of any term, covenant, agreement or condition of this Agreement or any other Loan Document on payment of a fee by the Borrower (which may be payable only to the Lenders that consent to such matters within specified periods). In connection with any such proposed amendment, modification, waiver or termination requiring the consent of all Lenders directly affected thereby (such proposed amendment, modification, waiver or termination, a “Proposed Change”), if the consent of the Required Lenders is obtained, but the consent of the other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in this Section 11.1 being referred to as a “Non-Consenting Lender”), then, at the Company’s request, the Lender that is acting as the Administrative Agent or an Eligible Assignee that is reasonably acceptable to the Administrative Agent shall have the right with the Administrative Agent’s consent to purchase from such Non-Consenting Lender, and such Non-Consenting Lender agrees that it shall, upon the Administrative Agent’s request, sell and assign to the Lender that is acting as the Administrative Agent or an Eligible Assignee, all of its rights and obligations under this Agreement and the other Loan Documents (including for purposes of this paragraph, such Non-Consenting Lender’s Commitment and Loans) for an amount equal to 100% of the principal balance of all Loans by the Non-Consenting Lender and all accrued interest and fees with respect thereto through the date of sale (or such other amounts as may be agreed upon by the Non-Consenting Lender and the assignee). In such event, the Non-Consenting Lender agrees to execute an Assignment and Assumption to reflect such purchase and sale, but regardless of whether such Assignment and Assumption is executed, such Non-Consenting Lender’s rights hereunder, except rights under Section 11.5 with respect to actions prior to such date, shall cease from and after the date of tender by the purchaser of the amount of the purchase price. In addition, the Company may, by written notice to the Administrative Agent from time to time, make one or more offers (each, a “Loan Modification Offer”) to all the Lenders to make one or more amendments or modifications to (A) allow the maturity of the Loans and/or Commitments of the accepting Lenders to be extended, (B) reduce, eliminate or extend the scheduled amortization of the Loans of the accepting Lenders and (C) increase the applicable interest rate and/or fees payable with respect to the Loans and Commitments of the accepting Lenders and the payment of additional fees or other consideration to the accepting Lenders (“Permitted Amendments”) pursuant to procedures reasonably specified by the Administrative Agent and reasonably acceptable to the Company. Such notice shall set forth (i) the terms and conditions of the requested Permitted Amendment and (ii) the date on which such Permitted Amendment is required to become effective. Permitted Amendments shall become effective only with respect to the Loans and/or Commitments of the Lenders that accept the applicable Loan Modification Offer (such Lenders, the “Accepting Lenders”) and, in the case of any Accepting Lender, only with respect to such Lender’s Loans and/or Commitments as to which such Lender’s acceptance has been made. The Company and each Accepting Lender shall execute and deliver to the Administrative Agent a loan modification agreement (“Loan Modification Agreement”) and such other documentation as the Administrative Agent shall reasonably specify to evidence the acceptance of the Permitted Amendments and the terms and conditions thereof. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Loan Modification Agreement. Each of the parties hereto hereby agrees that, upon the effectiveness of any Loan Modification Agreement, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Permitted Amendment evidenced thereby and only with respect to the Loans and Commitments of the Accepting Lenders as to which such Lender’s acceptance has been made.

66 14442612v10 Notwithstanding the foregoing, as to any amendment, amendment and restatement or other modification otherwise approved in accordance with this Section, it shall not be necessary to obtain the consent or approval of any Lender that, upon giving effect to such amendment, amendment and restatement or other modification, would have no Commitment or outstanding Loans, so long as such Lender receives payment in full of the principal of and interest on each Loan made by, and all other amounts owing to, such Lender or accrued for the account of such Lender under this Agreement and the other Loan Documents at the time such amendment, amendment and restatement or other modification becomes effective. In addition, notwithstanding anything in this Section 11.1 to the contrary, if the Administrative Agent and the Company jointly identify an obvious error or any error or omission of a technical nature, in each case, in any provision of the Loan Documents, then the Administrative Agent and the Company may amend such provision, and, in each case, such amendment shall become effective without any further action or consent of any other party to any Loan Document if the such amendment is not objected to in writing by the Required Lenders to the Administrative Agent within 10 Business Days following receipt of notice thereof. 11.2 Notices. (a) Except for notices and other communications expressly permitted to be given by telephone or as provided in subsection (b) below, all notices, requests and other communications hereunder shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or electronic mail as follows, (i) if to the Company or the Administrative Agent, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 11.2 or such other address as shall be designated by such Person in a written notice to the other parties hereto; or (ii) if to any Lender, to the address, facsimile number, electronic mail address or telephone number specified on its Administrative Questionnaire or such other address as shall be designated by such Lender in a written notice to the Company and the Administrative Agent. Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile or electronic mail shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient); provided, however, that any notice delivered to the Administrative Agent under Section 2 shall not be effective until actually received by such Person. Notices delivered through electronic communications (to the extent permitted hereunder) subsection (b) below. (b) Notices and other communications to the Lenders hereunder (collectively, the “Communications”) may be delivered or furnished by posting such Communications on an electronic delivery system (which may be provided by the Administrative Agent, an Affiliate of the Administrative Agent or any Person that is not an Affiliate of the Administrative Agent), such as IntraLinks, Syndtrak, ClearPar or a substantially similar electronic transmission system (the “Platform”). The Borrower acknowledges that (i) the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution, (ii) the Platform is provided “as is” and “as available” and (iii) neither the Administrative Agent nor any of its Affiliates warrants the accuracy, completeness, timeliness, sufficiency, or sequencing of the Communications posted on the Platform. The Administrative Agent and its Affiliates expressly disclaim with respect to the Platform any liability for errors in transmission, incorrect or incomplete downloading, delays in posting or delivery, or problems accessing the Communications posted on the Platform and any liability for any losses, costs, expenses or liabilities that may be suffered or incurred in connection with the Platform except for liability determined to be due to the Administrative Agent’s gross negligence or willful misconduct. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by the Administrative Agent or any of its Affiliates in connection with the Platform.

67 14442612v10 (c) Each Lender agrees that notice to it (as provided in this subsection 11.2(c)) (a “Notice”) specifying that any Communication to the Lenders hereunder has been posted to the Platform shall for purposes of this Agreement constitute effective delivery to such Lender of such information, documents or other materials comprising such Communication. Each Lender agrees (i) to notify, on or before the date such Lender becomes a party to this Agreement, the Administrative Agent in writing of such Lender’s e-mail address to which a Notice may be sent (and from time to time thereafter to ensure that the Administrative Agent has on record an effective e-mail address for such Lender) and (ii) that any Notice may be sent to such e-mail address. (d) The Administrative Agent and the Lenders shall be entitled to rely and act upon any notice (including any telephonic Notice of Borrowing or Notice of Conversion/Continuation) purportedly given by or on behalf of the Borrower even if (i) such notice was not made in a manner specified herein, was incomplete or was not preceded or followed by any other form of notice specified herein or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, the Lenders and the Agent-Related Persons from all losses, costs, expenses and liabilities resulting from the reliance by such Person on any notice given or purportedly given by or on behalf of the Borrower. The Administrative Agent and the Lenders may rely upon, and shall incur no liability for relying upon, any oral or written request the Administrative Agent or any Lender believes to be genuine and to have been signed, sent or made by an authorized person. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording. 11.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. 11.4 Costs and Expenses. The Company shall: (a) whether or not the transactions contemplated hereby are consummated, pay or reimburse the Administrative Agent and the Lead Arranger within five Business Days after written demand (which written demand shall be accompanied by a reasonably detailed invoice), or earlier if required by subsection 4.1.5, for all reasonable out-of-pocket costs and expenses (including Attorney Costs of one primary external counsel representing all of the Lead Arranger and the Administrative Agent) incurred by the Administrative Agent and the Lead Arranger in connection with the development, preparation, execution and delivery of, and any amendment, supplement, waiver or modification to (in each case, whether or not consummated), this Agreement and any other document prepared in connection herewith, and the consummation of the transactions contemplated hereby; and (b) pay or reimburse the Administrative Agent, the Lead Arranger and each Lender within five Business Days after written demand (which written demand shall be accompanied by a reasonably detailed invoice) for all reasonable out-of-pocket costs and expenses (including Attorney Costs) incurred by them in connection with the enforcement or, or preservation of any rights or remedies under, this Agreement or any other Loan Document during the existence of an Event of Default (including in connection with any “workout” or restructuring and in any Insolvency Proceeding or appellate proceeding). The agreements in this Section shall survive payment of all other Obligations and any termination of this Agreement. 11.5 Indemnification.

68 14442612v10 (a) Whether or not the transactions contemplated hereby are consummated, the Company shall indemnify and hold the Agent-Related Persons, the Lead Arranger and each Lender and each of their respective Affiliates, officers, directors, employees, counsel, agents and attorneys-in-fact (each an “Indemnified Person”) harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time (including at any time following repayment of the Loans and the termination, resignation or replacement of the Administrative Agent or the Lead Arranger or replacement of a Lender) be imposed on, incurred by or asserted against any such Person in any way relating to or arising out of this Agreement or any document contemplated by or referred to herein, or the transactions contemplated hereby or thereby, or any action taken or omitted by any Indemnified Person under or in connection with any of the foregoing, including with respect to any investigation, litigation or proceeding (including any Insolvency Proceeding or appellate proceeding) related to or arising out of this Agreement, any other Loan Document or the Credit Extensions or the use of the proceeds thereof, whether or not any Indemnified Person is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”); provided that the Borrower shall not have any obligation hereunder to any Indemnified Person with respect to (a) items of the types described in subsection 11.4(a), for which the Borrower is obligated to indemnify only the Administrative Agent and the Lead Arranger as provided therein; or (b) Indemnified Liabilities that are determined by a court of competent jurisdiction in a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnified Person or any of its Affiliates or from the breach by such Indemnified Person or any of its Affiliates of Section 11.9 or from the material breach of the express obligations of such Indemnified Person or any of its Affiliates under any of the Loan Documents; or (c) Indemnified Liabilities that arise from disputes among Indemnified Persons (except such a dispute involving acts or omissions of an Indemnified Person in its capacity as Administrative Agent or Lead Arranger in its role as such, in which case the foregoing indemnification provisions shall apply to such Indemnified Person unless such acts or omissions are determined in a final non-appealable judgment by a court of competent jurisdiction to have constituted the gross negligence or willful misconduct of such Indemnified Person or any of its Affiliates). The agreements in this Section shall survive payment of all other Obligations and any termination of this Agreement. Notwithstanding anything to the contrary herein, the Borrower’s indemnification obligation with respect to Attorney Costs shall only apply to one counsel representing all Indemnified Persons and, if necessary, applicable local counsel, unless a conflict of interest exists between or among Indemnified Persons. (b) To the extent that the Company for any reason fails to indefeasibly pay any amount required under Section 11.4 or Section 11.5(a) to be paid by it to the Administrative Agent (or any sub- agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s Total Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders under this Section 11.5(b) are subject to Section 11.23. (c) To the fullest extent permitted by applicable Law, the Company shall not assert, and hereby waives, any claim against any Indemnified Person, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan, or the use of the proceeds thereof. No Indemnified Person shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or

69 14442612v10 other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, other than for direct actual damages determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the willful misconduct or gross negligence of such Indemnified Person. (d) All amounts due under this Section 11.5 are payable within five Business Days after written demand (which written demand shall be accompanied by a reasonably detailed invoice). The agreements in this Section shall survive payment of all other Obligations and any termination of this Agreement. 11.6 Payments Set Aside. To the extent that the Borrower makes a payment to the Administrative Agent or a Lender, or the Administrative Agent or a Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee or receiver, or any other party, in connection with any Insolvency Proceeding or otherwise, then (a) to the extent of such recovery the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its pro rata share of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The agreements in this Section shall survive payment of all Obligations and any termination of this Agreement. 11.7 USA PATRIOT Act and Beneficial Ownership Notice. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notify the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”) and the Beneficial Ownership Regulation, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name, address and tax identification number of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Patriot Act and the Beneficial Ownership Regulation. 11.8 Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection 11.8(b), (ii) by way of participation in accordance with the provisions of subsection 11.8(d), (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection 11.8(f), or (iv) to an SPC in accordance with the provisions of subsection 11.8(g), and any other attempted assignment or transfer by any party hereto shall be null and void.. (b) Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement; provided that (i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and other rights and obligations hereunder, the aggregate amount of the Commitment subject to an assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the

70 14442612v10 Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default arising under Section 8.1.1, 8.1.6 or 8.1.7 has occurred and is continuing, the Company otherwise consents; (ii) each partial assignment of a Commitment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to such Commitment; (iii) any assignment of all or any portion of a Commitment must be consented to (such consent not to be unreasonably withheld or delayed) by (A) the Administrative Agent (unless the Person that is the proposed assignee is itself a Lender with a Commitment, an Affiliate of such Lender or a related Approved Fund of such Lender), and (B) the Company; provided that (1) no consent of the Company shall be required (but notice to the Company, either prior to or promptly after such assignment, shall be required) for (x) an assignment to a Lender, an Affiliate of a Lender (unless such Affiliate is an Affected Financial Institution) or an Approved Fund (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee) (provided further, notwithstanding the preceding clause (x), the consent of the Company shall be required if, after giving effect to such assignment, the assignee, collectively with its affiliated Lenders and affiliated Approved Funds, would, as a result of such assignment, hold more than fifteen percent (15%) of the aggregate amounts of Loans and unused Commitments) or (y) an assignment to any assignee if an Event of Default arising under Section 8.1.1, 8.1.6 or 8.1.7 has occurred and is continuing and (2) the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof; and (iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500. Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection 11.8(c), from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.1, 3.3, 3.4, 11.4 and 11.5 with respect to facts and circumstances occurring prior to the effective date of such assignment). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection 11.8(d). The Administrative Agent will notify the Company promptly in writing of any assignment of all or any portion of a Commitment that does not require the Company’s consent. (c) The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and the principal amounts (and stated interest) owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Company at any reasonable time and from time to time upon reasonable prior notice, and the Administrative Agent will provide a copy of the Register to the Company upon the Company’s reasonable request. In addition, at any time that a request for a consent for a material or other substantive change to the Loan Documents is pending, any Lender wishing to consult with other Lenders in connection therewith may request and receive from the Administrative Agent a copy of the Register.

71 14442612v10 (d) Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person, a holding company, investment vehicle or trust for, or owned and operated for the benefit of, a natural Person, or the Company or any of the Company’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and its Loans), and its participations or subparticipations in any of the foregoing, in each case to the extent applicable; provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 11.1 that directly affects such Participant. Subject to subsection 11.8(e), the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.1, 3.3 and 3.4 (subject to the limitations and requirements of such Sections (it being understood that the documentation required under Section 3.1(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection 11.8(b). To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 11.10 as though it were a Lender, provided such Participant agrees to be subject to Sections 2.18, 2.19 and 11.9 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, or other obligation is in registered form under Section 5f.103-1(c) or Proposed Section 1.163-5(b) of the United States Treasury Regulations (or, in each case, any amended, successor or final version). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register. (e) A Participant shall not be entitled to receive any greater payment under Section 3.1 or 3.3 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Company’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.1 unless the Company is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Company, to comply with Section 11.15 as though it were a Lender. (f) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under any Note) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto. (g) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing

72 14442612v10 from time to time by the Granting Lender to the Administrative Agent and the Company the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan (or to fund a participation pursuant to Section 2.19), the Granting Lender shall be obligated to make such Loan (or to fund such participation) pursuant to the terms hereof or, if it fails to do so, to make such payment to the Administrative Agent as is required under Section 2.17. Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement (including its obligations under Section 3.3), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the Lender of record hereunder. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under the laws of the United States or any State thereof. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Company or the Administrative Agent and without paying any processing fee therefor, assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or guarantee or credit or liquidity enhancement to such SPC. (h) [Reserved.] (i) Except while an Event of Default pursuant to Sections 8.1.1, 8.1.6 or 8.1.7 exists, no assignment or participation shall be made to any Person that was a Disqualified Institution as of the date (the “Trade Date”) on which the assigning Lender entered into a binding agreement to sell and assign or grant a participation in all or a portion of its rights and obligations under this Agreement to such Person (unless the Company has consented to such assignment or participation in writing in its sole and absolute discretion, in which case such Person will not be considered a Disqualified Institution for the purpose of such assignment or participation). For the avoidance of doubt, with respect to any assignee or Participant that becomes a Disqualified Institution after the applicable Trade Date (including as a result of the delivery of a notice pursuant to, and/or the expiration of the notice period referred to in, the definition of “Disqualified Institution”), (x) such assignee or Participant shall not retroactively be disqualified from being a Lender or Participant as to the assignment or participation on or prior to such Trade Date and (y) the execution by the Company of an Assignment and Assumption with respect to such assignee will not by itself result in such assignee no longer being considered a Disqualified Institution. Any assignment or participation in violation of this clause (i) shall not be void, but the other provisions of this Section 11.8 shall apply. (j) If, except while an Event of Default pursuant to Sections 8.1.1, 8.1.6 or 8.1.7 exists, any assignment or participation is made to any Disqualified Institution without the Company’s prior written consent in violation of clause (i) above, or if any Person becomes a Disqualified Institution after the applicable Trade Date, the Company may, at its sole expense and effort, upon notice to the applicable Disqualified Institution and the Administrative Agent, (A) terminate the Commitment of such Disqualified Institution and repay all obligations of the Borrower owing to such Disqualified Institution in connection with such Commitment and/or (B) require such Disqualified Institution to assign, without recourse (in

73 14442612v10 accordance with and subject to the restrictions contained in this Section 11.8), all of its interest, rights and obligations under this Agreement to one or more Eligible Assignees at the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Institution paid to acquire such interests, rights and obligations, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder. (k) Notwithstanding anything to the contrary contained in this Agreement, Disqualified Institutions (A) will not have the right to (x) receive information, reports or other materials provided to Lenders by the Borrower, the Administrative Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders (or any of them) and the Administrative Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders and (B)(x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Disqualified Institution will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Institutions consented to such matter, and (y) for purposes of voting on any Bankruptcy Plan, each Disqualified Institution party hereto hereby agrees (1) not to vote on such Bankruptcy Plan, (2) if such Disqualified Institution does vote on such Bankruptcy Plan notwithstanding the restriction in the foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code of the United States of America (or any similar provision in any other Debtor Relief Laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such Bankruptcy Plan in accordance with Section 1126(c) of the Bankruptcy Code of the United States of America (or any similar provision in any other Debtor Relief Laws) and (3) not to contest any request by any party for a determination by the bankruptcy court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (2). (l) The Administrative Agent shall have the right, and the Borrower hereby expressly authorizes the Administrative Agent, to (A) post the list of Disqualified Institutions provided by the Company and any updates thereto from time to time (collectively, the “DQ List”) by posting such notice to the Lenders by electronic communication in accordance with Section 11.2(b), including to “public side” Lenders and/or (B) provide the DQ List to each Lender or potential Lender requesting the same. (m) The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Institution or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Institution. 11.9 Confidentiality. Each Lender agrees to take and to cause its Affiliates to take normal and reasonable precautions and exercise due care to maintain the confidentiality of all information provided to it by or on behalf of the Company or any Subsidiary under or in connection with this Agreement or any other Loan Document, and neither it nor any of its Affiliates shall use or disclose any such information other than in connection with matters directly relating to or in enforcement of this Agreement and the other Loan Documents or in connection with other business now or hereafter existing or contemplated with the Company or any Subsidiary; except to the extent such information (a) was or becomes generally available to the public other than as a result of disclosure by such Lender or an Affiliate thereof, or (b) was or becomes available on a non-confidential basis from a source other than the Company or a Subsidiary, provided that such source is not bound by a confidentiality agreement with the Company known to such Lender; provided that any Lender may disclose such information (i) at the request or pursuant to any requirement of any

74 14442612v10 Governmental Authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners) to which such Lender is subject or in connection with an examination of such Lender by any such authority; (ii) pursuant to subpoena or other court process; (iii) when required to do so in accordance with the provisions of any applicable Requirement of Law; (iv) to the extent reasonably required in connection with any litigation or proceeding to which the Administrative Agent, any Lender or their respective Affiliates may be party; (v) to the extent reasonably required in connection with the exercise of any remedy hereunder or under any other Loan Document; (vi) to such Lender’s independent auditors and other professional advisors, and to such Lender’s insurers and providers of credit protection (and their respective brokers); (vii) to any Participant or assignee, actual or potential, provided that such Person agrees in writing to keep such information confidential to the same extent required of the Lenders hereunder (it being understood that the DQ List may be disclosed to any Participant or assignee, or prospective Participant or assignee, in reliance on and subject to the terms of this clause (vii)); (viii) as to any Lender or its Affiliates, as expressly permitted under the terms of any other document or agreement regarding confidentiality to which the Company or any Subsidiary is party with such Lender or such Affiliate; and (ix) subject to the restrictions above, to its Affiliates, provided that any such Affiliate agrees in writing to keep such information confidential to the extent required hereunder; provided, further, that, notwithstanding the foregoing, the Administrative Agent may disclose the list of Disqualified Institutions to all Lenders or potential Lenders for their use solely in connection with this Agreement and related transactions. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and customary information about this Agreement and the Borrower to market data collectors, similar service providers to the lending industry, and service providers to the Administrative Agent and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents and the Commitments; provided that such Person is advised of and agrees to be bound by an agreement containing provisions substantially the same as those of this Section 11.9. Each Lender will, so long as not prohibited from doing so by any Requirement of Law, notify the Company of any request for information of the type referred to in clause (ii), (iii) or (iv) above prior to disclosing such information so that the Company may seek appropriate relief from any applicable court or other Governmental Authority. For the avoidance of doubt, nothing in this Section 11.9 shall prohibit any Person from voluntarily disclosing or providing any Information within the scope of this confidentiality provision to any governmental, regulatory or self- regulatory organization (any such entity, a “Regulatory Authority”) to the extent that any such prohibition on disclosure set forth in this Section 11.9 shall be prohibited by the laws or regulations applicable to such Regulatory Authority. 11.10 Set-off. In addition to any rights and remedies of the Lenders provided by applicable Law, if an Event of Default exists, or the Loans have been accelerated, each Lender is authorized at any time and from time to time, without prior notice to the Borrower, any such notice being waived by the Borrower to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, but excluding deposits held in a trustee, fiduciary, agency or similar capacity or otherwise for the benefit of a third party) at any time held by, and other indebtedness at any time owing by, such Lender to or for the credit or the account of the Borrower against any and all Obligations of the Borrower owing to such Lender, now or hereafter existing, irrespective of whether or not the Administrative Agent or such Lender shall have made demand under this Agreement and although such Obligations may be contingent or unmatured. Each Lender agrees promptly to notify the Company and the Administrative Agent after any such set-off and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application. 11.11 Notification of Addresses, Lending Offices, Etc. Each Lender shall notify the Administrative Agent and the Company in writing of any change in the address to which Communications to such Lender should be directed, of the address of any Lending Office, of payment instructions in respect of payments to be made to it hereunder and of such other administrative information as the Administrative Agent or the Company shall reasonably request.

75 14442612v10 11.12 [Reserved.] 11.13 Severability. The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or such instrument or agreement. 11.14 No Third Parties Benefited. This Agreement is made and entered into for the sole protection and legal benefit of the Borrower, the Lenders, the Administrative Agent, the Agent-Related Persons and the Indemnified Persons and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement. The Parties hereto acknowledge that each Lender is acting as agent and trustee for and on behalf of its Indemnified Persons and the Borrower is acting as agent and trustee for and on behalf of its Indemnified Persons, in each case solely with respect to the provisions of this Agreement relating to the indemnification of Indemnified Persons, but, notwithstanding the foregoing, the Parties hereto may agree to vary or rescind at any time and in any way whatsoever any rights granted by or under any Loan Document to any Person (including any Indemnified Person) who is not a Party hereto, without notice to or consent of such Person, including any Indemnified Person. 11.15 Governing Law and Jurisdiction. (a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK; PROVIDED THAT THE ADMINISTRATIVE AGENT AND THE LENDERS SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW. (b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN OR, IF SUCH COURT DOES NOT HAVE SUBJECT MATTER JURISDICTION, THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF SUCH COURTS. THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS IRREVOCABLY WAIVE ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT. THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS WAIVE PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY NEW YORK LAW. 11.16 Jury Trial. EACH OF THE BORROWER, THE LENDERS AND THE ADMINISTRATIVE AGENT, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAWS, HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AS TO ANY ISSUE RELATING HERETO IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT. 11.17 Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or under any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal and customary banking

76 14442612v10 procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under any other Loan Document shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender may in accordance with normal and customary banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or such Lender in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or such Lender in such currency, the Administrative Agent or such Lender agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under applicable Law). The agreements in this section shall survive payment of all Obligations and any termination of this Agreement. 11.18 Entire Agreement. This Agreement, together with the other Loan Documents and any fee letter among the Borrower, the Administrative Agent and the Lead Arranger (or any of them), embodies the entire agreement and understanding among the Borrower, the Lenders and the Administrative Agent, and supersedes all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof. 11.19 [Reserved]. 11.20 Electronic Execution; Electronic Records; Counterparts. This Agreement, any Loan Document and any other Communication, including Communications required to be in writing, may be in the form of an Electronic Record and may be executed using Electronic Signatures. The Company and each of the Administrative Agent and each Lender agrees that any Electronic Signature on or associated with any Communication shall be valid and binding on such Person to the same extent as a manual, original signature, and that any Communication entered into by Electronic Signature, will constitute the legal, valid and binding obligation of such Person enforceable against such Person in accordance with the terms thereof to the same extent as if a manually executed original signature was delivered. Any Communication may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Communication. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance of a manually signed paper Communication which has been converted into electronic form (such as scanned into PDF format), or an electronically signed Communication converted into another format, for transmission, delivery and/or retention. The Administrative Agent and each of the Lenders may, at its option, create one or more copies of any Communication in the form of an imaged Electronic Record (“Electronic Copy”), which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document. All Communications in the form of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record. Notwithstanding anything contained herein to the contrary, the Administrative Agent is not under any obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by such Person pursuant to procedures approved by it; provided, further, without limiting the foregoing, (a) to the extent the Administrative Agent has agreed to accept such Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of the Company and/or any Lender without further verification and (b) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by such manually executed counterpart.

77 14442612v10 The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document (including, for the avoidance of doubt, in connection with the Administrative Agent’s reliance on any Electronic Signature transmitted by telecopy, emailed .pdf or any other electronic means). The Administrative Agent shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any Communication (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution or signed using an Electronic Signature) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof). The Company and each Lender hereby waives (i) any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement or any other Loan Document based solely on the lack of paper original copies of this Agreement or such other Loan Document, and (ii) waives any claim against the Administrative Agent and each Lender for any liabilities arising solely from the Administrative Agent’s and/or any Lender’s reliance on or use of Electronic Signatures, including any liabilities arising as a result of the failure of the Company to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature. 11.21 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by: (a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder that may be payable to it by any party hereto that is an Affected Financial Institution; and (b) the effects of any Bail-In Action on any such liability, including, if applicable: (i) a reduction in full or in part or cancellation of any such liability; (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or (iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority. To the extent not prohibited by applicable law, rule or regulation, each Lender shall notify the Company and the Administrative Agent if it has become the subject of a Bail-In Action. 11.22 Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedging Obligations or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-

78 14442612v10 Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States): In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support. 11.23 Several Obligations. The obligations of the Lenders hereunder are several and not joint and no Lender is the partner or agent of any other (except to the extent the Administrative Agent is authorized to act as such). The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. 11.24 Headings. Section headings in the Loan Documents are for convenience of reference only and shall not govern the interpretation of any of the provisions of the Loan Documents. 11.25 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that (a)(i) no fiduciary, advisory or agency relationship between the Borrower and its Subsidiaries and the Lead Arranger, the Administrative Agent, or any Lender is intended to be or has been created in respect of the transactions contemplated hereby or by the other Loan Documents, irrespective of whether any Lead Arranger, the Administrative Agent, or any Lender has advised or is advising the Borrower or any Subsidiary on other matters, (ii) the arranging and other services regarding this Agreement provided by the Lead Arranger, the Administrative Agent, and the Lenders are arm’s-length commercial transactions between the Borrower and their respective Affiliates, on the one hand, and the Lead Arranger, the Administrative Agent, and the Lenders, on the other hand, (iii) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate and (iv) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; and (b)(i) each of the Lead Arranger, the Administrative Agent, and the Lenders is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of their Affiliates, or any other Person; (ii) none of the Lead Arranger, the Administrative Agent, and the Lenders has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Lead Arranger, the Administrative Agent, and the

79 14442612v10 Lenders and their respective Affiliates may be engaged, for their own accounts or the accounts of customers, in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and none of the Lead Arranger, the Administrative Agent, and the Lenders has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by Law, the Borrower hereby waives and releases any claims that it may have against any of the Lead Arranger, the Administrative Agent, and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby. [Signature Pages Follow]

CREDIT AGREEMENT A. O. SMITH CORPORATION IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written. COMPANY: A. O. SMITH CORPORATION, a Delaware corporation By: /s/ Dominic Banham Name: Dominic Banham Title: Treasurer

CREDIT AGREEMENT A. O. SMITH CORPORATION ADMINISTRATIVE AGENT: BANK OF AMERICA, N.A., as Administrative Agent By: /s/ Jennifer Toney Name: Jennifer Toney Title: Assistant Vice President

CREDIT AGREEMENT A. O. SMITH CORPORATION LENDERS: BANK OF AMERICA, N.A., as a Lender By: /s/ Kathryn DuFour Name: Kathryn DuFour Title: Vice President

CREDIT AGREEMENT A. O. SMITH CORPORATION BMO BANK N.A., as a Lender By: /s/ Arthur Martinez Name: Arthur Martinez Title: Vice President

CREDIT AGREEMENT A. O. SMITH CORPORATION JPMORGAN CHASE BANK, N.A., as a Lender By: /s/ Jackie Castillo Name: Jackie Castillo Title: Vice President

CREDIT AGREEMENT A. O. SMITH CORPORATION U.S. BANK NATIONAL ASSOCIATION, as a Lender By: /s/ Andrew Keeney Name: Andrew Keeney Title: Senior Vice President

CREDIT AGREEMENT A. O. SMITH CORPORATION WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender By: /s/ William D. Ivey Name: William D. Ivey Title: Vice President

CREDIT AGREEMENT A. O. SMITH CORPORATION BANK OF CHINA, CHICAGO BRANCH, as a Lender By: /s/ Libo Sun Name: Libo Sun Title: SVP & Branch Manager

CREDIT AGREEMENT A. O. SMITH CORPORATION PNC BANK, NATIONAL ASSOCIATION, as a Lender By: /s/ Jacqueline Panos Name: Jacqueline Panos Title: Vice President

HSBC BANK USA, NATIONAL ASSOCIATION, as a Lender By: /s/ John Church Name: John Church Title: Director

SCHEDULE 5.5 LITIGATION None.

SCHEDULE 5.7 ERISA None.

SCHEDULE 5.12 ENVIRONMENTAL MATTERS None.

SCHEDULE 7.1
EXISTING LIENS

DEBTOR	JURISDICTION	SECURED PARTY	FILE NUMBER	FILING DATE	SUMMARY COLLATERAL DESCRIPTION
A. O. Smith Corporation	Delaware	NMHG Financial Services, Inc.	20093423420	10/26/09	Certain equipment.
A. O. Smith Corporation	Delaware	Novatech, Inc.	20201411448	02/26/20	Certain equipment.
A. O. Smith Corporation	Delaware	HYG Financial Services, Inc.	20218882707	11/04/21	Certain equipment.
A. O. Smith Corporation	Delaware	Toyota Industries Commercial Finance, Inc.	20243405881	05/21/24	Certain forklifts.
A. O. Smith Corporation	Delaware	Toyota Industries Commercial Finance, Inc.	20243452172	05/22/24	Certain forklifts.
A. O. Smith Corporation	Delaware	Toyota Industries Commercial Finance, Inc.	20243723069	06/04/24	Certain forklifts.
A. O. Smith Corporation	Delaware	Toyota Industries Commercial Finance, Inc.	20243980875	06/13/24	Certain forklifts.
A. O. Smith Corporation	Delaware	Toyota Industries Commercial Finance, Inc.	20243982731	06/13/24	Certain forklifts.
A. O. Smith Corporation	Delaware	Toyota Industries Commercial Finance, Inc.	20244009088	06/13/24	Certain forklifts.
A. O. Smith Corporation	Delaware	Advanced Tooling Systems Group, Inc.	20246432171	9/18/24	Certain equipment (tooling systems)

A. O. Smith Corporation Delaware PNC Bank, National Association 20258872597 11/21/25 Certain equipment, inventory and software relating to lift trucks and other related equipment. A. O. Smith Enterprises, Ltd. Province of Ontario, Canada Ryder Truck Rental Canada Ltd. 503590905 03/18/24 Certain equipment and motor vehicles supplied by Secured Party. A. O. Smith Enterprises, Ltd. Province of Ontario, Canada Ryder Truck Rental Canada Ltd. 503183061 03/03/04 Certain equipment and motor vehicles supplied by Secured Party. A. O. Smith Enterprises, Ltd. Province of Ontario, Canada Ryder Truck Rental Canada Ltd. 502986978 02/26/24 Certain equipment and motor vehicles supplied by Secured Party. A. O. Smith Enterprises, Ltd. Province of Ontario, Canada Element Fleet Management Inc. 605233314 05/05/04 Certain vehicles and trailers supplied by Secured Party. A. O. Smith Enterprises, Ltd. Province of Ontario, Canada Ford Credit Canada Leasing, Division of Canadian Road Leasing Company 509965317 10/09/202 4 Certain equipment. Lochinvar, LLC Tennessee Secretary of State Caraustar Recycling 425935121 11/16/16 Certain equipment.

Lochinvar, LLC Tennessee Secretary of State PNC Bank, National Association 440303790 5/24/24 Certain equipment. State Industries, Inc. Tennessee Secretary of State HYG Financial Services, Inc. 309018563 04/15/09 Certain equipment State Industries, Inc. Tennessee Secretary of State Dell Financial Services L.L.C. 434158919 03/08/21 Certain equipment State Industries, Inc. Tennessee Secretary of State Dell Financial Services L.L.C. 434220050 03/18/21 Certain equipment State Industries, Inc. Tennessee Secretary of State Dell Financial Services L.L.C. 434344122 04/07/21 Certain equipment State Industries, Inc. Tennessee Secretary of State Hewlett-Packard Financial Services Company 434676816 06/01/21 Certain equipment

State Industries, Inc. Tennessee Secretary of State Magid Glove and Safety Mfg. Co. LLC 435392235 10/01/21 Certain inventory

SCHEDULE 7.10 MATERIAL SUBSIDIARY DEBT Debt arising under the Senior Note Purchase Documents. Debt arising under that certain Amended and Restated Credit Agreement, dated as of December 12, 2012, among the Borrower, A.O. Smith Enterprises Ltd., an Ontario corporation, A.O. Smith International Holdings B.V., a besloten vennootschap met beperkte aansprakelijkheid incorporated under the laws of the Netherlands, the financial institutions from time to time party thereto as lenders and BMO Bank N.A., as administrative agent, as amended to date.